UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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Definitive Proxy Statement
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ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

October __, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of stockholders of Ethan Allen Interiors Inc. This meeting will be held at the Ethan Allen International Corporate Headquarters, Ethan Allen Drive, Danbury, Connecticut 06811 at 9:00 A.M., local time, on Tuesday, November 15, 2011.

In connection with the meeting, we have prepared a notice of the meeting, a proxy statement, and our 2011 annual report to stockholders, which provide detailed information relating to our activities and operating performance.  On October ___, 2011, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access these materials online.  We believe electronic delivery will expedite the receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting, by reducing printing and mailing of full sets of materials.

You will find information about the matters to be voted on at the meeting in the formal Notice Regarding the Availability of Proxy Materials and the Proxy Statement.

Your vote is very important and we hope you will be able to attend the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to vote. If you attend, you will, of course, be entitled to vote in person.

Whether or not you plan to attend the annual meeting of stockholders, we encourage you to vote your shares.

Sincerely,

M. Farooq Kathwari
Chairman of the Board,
President and Principal Executive Officer

ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The Annual Meeting of stockholders of Ethan Allen Interiors Inc. will be held at the Ethan Allen International Corporate Headquarters on Tuesday, November 15, 2011 at 9:00 A.M., local time, for the purpose of considering and acting upon the following:

1.	The election of directors;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year; ;

3.	Ratify the Amendment to the Shareholders’ Rights Plan;

4.	To approve, by non-binding vote, executive compensation;

5.	To recommend, by non-binding vote, the frequency of executive compensation votes; and

6.	Such other business as may properly come before the meeting.

The Board of Directors has fixed September 20, 2011 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. It is important that your shares be represented and voted at the meeting. If you received the proxy materials by mail, you can vote your shares by completing, signing, dating, and returning your completed proxy card, or you may vote by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote your shares by telephone or over the Internet. To vote by telephone or Internet, follow the instructions included in the formal Notice Regarding the Availability of Proxy Materials, Proxy Statement or on the Internet. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on November 15, 2011—the proxy statement and the annual report are available at http://materials.proxyvote.com/297602

By Order of the Board of Directors, Pamela A. Banks Corporate Secretary

October ___, 2011
Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811

ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

Questions and Answers

Q:	What is a proxy?

A:
A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you at the upcoming Annual Meeting in the way that you want to vote. You also may choose to abstain from voting. Ethan Allen Interiors Inc.’s board of directors is soliciting the proxy card.

Q:	What are the purposes of this annual meeting?

A:
At the Annual Meeting, stockholders will elect two Class I directors for a three-year term expiring in 2014. The Board of Directors’ Class I nominees for election are: M. Farooq Kathwari and John J. Dooner, Jr. Stockholders will also vote on:  (i) ratifying our appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2012; (ii)  ratifying the amendment to the Shareholders’ Rights Plan; (iii) approving, by non-binding vote, executive compensation; and (iv)recommending the frequency of stockholder non-binding vote on executive compensation. Other than routine or procedural matters, we do not expect any other business will be brought up at the meeting, but if any other business is properly brought up, the persons named in the proxy card will have authority to vote as they see fit.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), rather than mailing a printed copy of our proxy materials to each stockholder of record, we may now send some or all of our stockholders a Notice Regarding the Availability of Proxy Materials (“Notice”), which indicates how our stockholders may:

•	access their proxy materials and vote their proxies over the Internet or by telephone; or

•	request a paper copy of the materials, including a proxy card.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and

•	instruct us to send our future proxy materials to you electronically, by email, instead of sending you printed copies by mail.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. The Annual Report and the Form 10-K accompany the proxy materials but are not considered part of the proxy soliciting materials.

Q:	Who is entitled to vote?

A:
Only record holders of our common shares of stock at the close of business on the record date for the meeting, September 20, 2011, are entitled to vote at the Annual Meeting. Each common share has one vote.

Q:	How do I vote?

A:	You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. You can vote by proxy in three ways:

•	By mail—If you received your proxy materials by mail, you can vote using the proxy card;

•	By telephone—In the United States and Canada, you can vote by telephone by following the instructions in the Notice, on the Internet or on your proxy card if you received your materials by mail; or

•	By Internet—You can vote over the Internet by following the instructions on the Notice or on your proxy card if you received your materials by mail.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If your shares are held in your name (but not in nominee name through a broker) and if you sign your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Q:	Can I change my vote after I have voted?

A:
A later vote by any means will cancel any earlier vote. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should write our Corporate Secretary, at the address set forth at the beginning of the Questions and Answers, and request a new proxy card. The last vote we receive before the meeting will be the one counted. You also may change your vote by voting in person at the meeting.

Q:	What does it mean if I get more than one proxy card?

A:
It means that your shares are registered in more than one way. Sign and return all proxy cards or vote each group of shares by mail, telephone or over the Internet to ensure that all your shares are voted.

Q:	What is a Broker Non-Vote?

A:
The SEC approved a New York Stock Exchange (NYSE) amendment to Rule 452 prohibiting brokers from exercising “discretionary voting” in all director elections. The amendment applies to shareholder meetings held on or after January 1, 2010. Therefore, if your shares are held in nominee name by your broker and you do not provide instructions to your broker on how you want your shares voted in director elections, your broker is prohibited from exercising discretionary voting and voting those shares in the director elections.

Q:	What is Electronic Access?

A:
Our proxy statement and our 2011 annual report are available on an Internet site at http://materials.proxyvote.com/297602. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered stockholder, you can choose this option and save the Company the cost of producing and mailing these documents by following the instructions provided on your proxy card or following the prompt if you choose to vote over the Internet. If you hold your stock in nominee name (such as through a bank or broker), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet. If you are a registered stockholder and have chosen to view future proxy statements and annual reports over the Internet, you will receive an e-mail with instructions containing the Internet address of those materials.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”), of proxies for use at the 2011 Annual Meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, November 15, 2011 at the Ethan Allen International Corporate Headquarters, Ethan Allen Drive, Danbury, Connecticut 06811 at 9:00 A.M., local time, or any adjournment thereof. The Proxy Statement and our Annual Report are first being made available electronically on or about October ___, 2011.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

Voting Securities

The Board of Directors has fixed the close of business on September 20, 2011 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 28,743,398 shares of common stock, par value $.01 per share (the “Common Stock”). The holders of Common Stock as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share.

Proxies

Kristin Gamble and Frank G. Wisner, the persons named as proxies, were selected by the Board of Directors to serve in such capacity. Each properly executed and returned proxy card will be voted in accordance with the directions indicated thereon, or if no directions are indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their vote as to all nominees or withhold their vote as to a specific nominee(s). Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt of a later vote by (i) telephone; (ii) Internet; or (iii) receipt by the Corporate Secretary of the Company of either: (a) an instrument revoking the proxy; or (b) a duly executed proxy card bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

The holders of at least one-third of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. Effective with annual meetings held after January 1, 2010, NYSE Rule 452 prohibits brokers from exercising “discretionary” voting on all director elections. At the Annual Meeting, the vote of a majority in interest of the stockholders present, in person or by proxy, and entitled to vote thereon is required (i) to elect or ratify directors; and (ii) to ratify the appointment of KPMG as the independent registered public accounting firm of the Company.

The election inspectors appointed for the Annual Meeting will tabulate the votes cast, in person or by proxy, at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, as to certain shares, those shares will not be considered as present and entitled to vote with respect to that matter.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is presently composed of seven members. The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, with one class of directors elected each year for a three-year term. The term of the directors in Class I, which is currently composed of two directors, expires as of the Annual Meeting.

The Company nominated M. Farooq Kathwari and John J. Dooner, Jr. as the Class I directors to serve for a three year term.

If for any reason Mr. Kathwari or Mr. Dooner becomes unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies will have discretionary authority to vote for a substitute nominee(s). Alternatively, the Board of Directors may choose to reduce the size of the board, as permitted by our Amended and Restated By-laws (“By-laws”). It is not anticipated that Mr. Kathwari or Mr. Dooner will be unavailable or will decline to serve as director.

The following sets forth information as to Mr. Kathwari and Mr. Dooner and each director continuing in office, including his or her age, present principal occupation, specific expertise, qualifications and skills along with other business experience, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Company.

Nominees for Election at this Annual Meeting to a Term Expiring in 2014

M. Farooq Kathwari, 67, is the Chairman, President and Principal Executive Officer of Ethan Allen Interiors Inc. He has been President of the Company since 1985 and Chairman and Principal Executive Officer since 1988. He received his B.A. degree from Kashmir University in English Literature and Political Science and an M.B.A. in International Marketing from New York University. Mr. Kathwari serves on several not-for-profit organizations, including: Director of Refugees International, Director of National Retail Federation, Director of International Rescue Committee, and a Director of the Institute for the Study of Diplomacy at Georgetown University. He has received several recognitions, including the 2007 “Outstanding American by Choice” award from the United States Government, 2005 Eleanor Roosevelt Val-Kill Medal, “National Human Relations Awards” by the American Jewish Committee, Worth Magazine Recognition as one of 50 Best CEOs in USA, the National Retail Federation Gold Medal, recipient of the International First Freedom Award from the Council for America’s First Freedom, and Ernst & Young’s “Entrepreneur of the Year” Award. Mr. Kathwari has extensive experience and knowledge of the history of our Company and the furniture industry as well as extensive experience in growing and managing a business. He possesses insight into retailing, marketing, manufacturing, and strategic planning from experience with the Company as well as his broad experience with both for-profit and not-for-profit organizations which has given him perspectives from other industries valuable to his service to the Company.

John J. Dooner, Jr., 62, was elected as a director of the Company on January 26, 2011.  He serves as Chairman Emeritus of McCann Worldgroup (“McCann”), a company he formed in 1997 and of which he had been CEO from its founding until 2010.  Under Mr. Dooner’s leadership, McCann grew to be one of the world’s largest marketing communications organizations, with operations in over 125 countries with a client roster that includes preeminent global marketers and many of the world’s most famous brands.  Prior to assuming that position, Mr. Dooner was CEO of McCann Erickson Worldwide, a post he assumed in 1992.  Mr. Dooner serves on several not-for-profit organizations, including service as Chairman of the Board of Trustees of United Way Worldwide; Charter Member of the President’s Advisory Council of CARE and Past Chairman and Board Member of the Advertising Council.  Mr. Dooner’s experience managing a publicly traded company, experience as an executive and his knowledge of marketing and communications, including internationally, provides the Company with insight and expertise in advertising and marketing to position and expand the market share of the Ellen Allen brand.  Mr. Dooner’s strong leadership and entrepreneurship as the founder and CEO of McCann provides the Company with a wealth of knowledge in strategic planning, corporate finance and sales and marketing of consumer products.  He is a member of the Audit Committee.

Directors Whose Present Terms Will Continue Until 2012

James W. Schmotter, 64 was elected as a Director of the Company on April 20, 2010. Dr. Schmotter currently serves as President of Western Connecticut State University. He previously served as Western Michigan University’s Dean of the Haworth College of Business, the Dean of the College of Business and Economics at Lehigh University in Pennsylvania, as well as Associate Dean and Director of International Studies at the Johnson Graduate School of Management at Cornell University. Dr. Schmotter has consulted for a variety of organizations including IBM, TRW, the Institute for International Education, the Cleveland Foundation, the Graduate Management Admission Council, the Educational Testing Service, United States Agency for International Development, and a number of universities in the U.S., Asia and Europe. He has served as Chairman of the Board of Trustees of the Graduate Management Admission Council, was the founding Vice Chair of the Board of the MBA Enterprise Corps, has been a member of many committees of the Association to Advance Collegiate Schools of Business and is a member of the Executive Committee of the NCAA. Dr. Schmotter is currently a director of the United Way of Western Connecticut and the Greater Danbury Chamber of Commerce. Dr. Schmotter’s strong leadership, educational and governmental background provides key insight and experience in strategic planning, international/global issues as well as communicating with younger customers which is valuable in his service to the Company.  He is a member of the Nomination/Corporate Governance Committee.

Frank G. Wisner, 73, was elected as a director of the Company on July 23, 2001. He is International Affairs Advisor of the law firm Patton Boggs LLP. He is former Vice Chairman, External Affairs, of American International Group (“AIG”), a United States-based mixed financial services and international insurance organization. Mr. Wisner is also on the board of directors of EOG Resources. He is also a member of the board of directors of the Commercial International Bank (CIB) in Cairo, Egypt and of Pangea 3, a New York based legal outsourcing company, privately held. Prior to joining AIG, he was the United States Ambassador to India from July 1994 through July 1997. He retired from the United States Government with the rank of Career Ambassador, the highest grade in the Foreign Service. Mr. Wisner joined the State Department as a Foreign Service Officer in 1961 and served in a variety of overseas and Washington positions during his 36-year career. Among his other positions, Mr. Wisner served successively as United States Ambassador to Zambia, Egypt and the Philippines. Before being named United States Ambassador to India, his most recent assignment was as Under Secretary of Defense for Policy. Prior to that, he was Under Secretary of State for International Security Affairs. Ambassador Wisner’s global, diplomatic and governmental experience provides insights and perspectives valuable in the operations and strategic planning of the Company. He is Chair of the Company’s Nominations/Corporate Governance Committee and a member of the Compensation Committee.

Directors Whose Present Terms Will Continue Until 2013

Clinton A. Clark, 69, was elected as a director of the Company on June 30, 1989. He is the President and sole stockholder of CAC Investments, Inc. (“CAC”), a private investment company he founded in January 1986. Prior to founding CAC, Mr. Clark was Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. from 1990 through September 1993 and prior thereto was President and Chief Executive Officer of The Children’s Place, a retail children’s apparel chain he founded in 1968. Mr. Clark is also an investor and director of several private companies. Mr. Clark’s experience managing a publicly-traded company, experience as an executive and his knowledge of the history of the Company has provided the Company with a wealth of knowledge in strategic planning, corporate finance, compensation, and sales and marketing in consumer related industries. He has the necessary skills to chair the Company’s Audit Committee and is a member of the Compensation Committee.

Kristin Gamble, 66, was elected as a director of the Company on July 28, 1992. Since 1984, she has been President of Flood, Gamble Associates, Inc., an investment counseling firm. Ms. Gamble was Senior Vice President responsible for equity strategy and economic research with Manufacturers Hanover Trust Company from 1981 to 1984. Prior to that, she held various management positions with Manufacturers Hanover (1977-1981), Foley, Warendorf & Co., a brokerage firm (1976-1977), Rothschild, Inc. (1971-1976) and Merrill, Lynch, Pierce, Fenner & Smith (1968-1971). Since May 1995, she has served as a member of the Board of Trustees of Federal Realty Investment Trust. Through her roles and responsibilities Ms. Gamble has extensive experience and insight relevant to her service to the Company, including that of Trustee of a realty investment trust and her knowledge of real estate markets. Ms. Gamble’s knowledge of the history of the Company as well as her significant financial management experience has resulted in strong skills in corporate finance, accounting and compensation. She is the Chair of the Compensation Committee and a member of both the Company’s Audit Committee and Nominations/Corporate Governance Committee.

Don M. Wilson III, 63, was elected as a director of the Company on April 21, 2010. In 1973 Mr. Wilson joined Chemical Bank, a predecessor institution to J.P. Morgan Chase & Co”.”  During his career he managed corporate finance activities, was the head of the bank’s East Asia business and later its European businesses. From 1991 to 2000 he headed the Global Trading Division and, after the acquisition of J.P. Morgan & Co., in 2000, was co-head of the Credit and Rates Division. From 2003 to 2006 he served as the firm’s Chief Risk Officer. Mr. Wilson is chairman of Annual Giving at Tuck School at Dartmouth College and formerly vice chairman of Annual Leadership Giving at the Harvard College Fund. Mr. Wilson also serves on the Board at the Bank of Montreal and several non-profit organizations. Mr. Wilson’s extensive executive and financial experience provides the Company with expertise in capital markets, risk management, and corporate finance.  He is a member of the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

CORPORATE GOVERNANCE

The Board of Directors has determined that each of the following directors or director nominees comprising the six non-management directors meet the criteria for “independent” directors as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Listed Company Manual”) including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Clinton A. Clark, John J. Dooner, Jr., Kristin Gamble, James W. Schmotter, Don M. Wilson, III and Frank G. Wisner.

Stockholder Communication with Directors

Stockholders or interested parties may communicate with the full Board of Directors, a full committee, individual committee members or individual directors by sending communications to the Office of the Secretary, Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, Connecticut 06811 for forwarding to the appropriate director(s). Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board of Directors to review and promptly forward all correspondence (except advertising material and ordinary business matters) to the full Board of Directors, full committee, individual director or committee member, as indicated in the correspondence.

Certain Transactions

The Company is party to indemnification agreements with each of the members of the Board of Directors pursuant to which the Company has agreed to indemnify and hold harmless each member of the Board of Directors from liabilities incurred as a result of such director’s status as a director of the Company, subject to certain limitations.

Certain Relationships and Related Party Transactions

The Company recognizes that transactions between Ethan Allen and related persons present a potential for actual or perceived conflicts of interest. The Company’s general policies with respect to such transactions are included in its Code of Business Conduct and Ethics (“Code”), the administration of which is overseen by the Nominations/Corporate Governance Committee. The Company defines “related party” transaction as any transaction or series of related transactions in excess of $120,000 in which the Company is a party and in which a “related person” has a material interest. Related persons include directors, director nominees, executive officers, 5% beneficial owners and members of their immediate families.

The Company collects information about potential related party transactions in its annual questionnaires completed by directors and officers as well as throughout the year at its quarterly Disclosure Control Committee Meetings, comprised of key management responsible for significant business units, departments or divisions. Potential related party transactions are first reviewed and assessed by our General Counsel to consider the materiality of the transactions and then reported to the Nominations/Corporate Governance Committee. The Nominations/Corporate Governance Committee reviews and considers all relevant information available to it about each related party transaction and presents the facts to the members of the Board of Directors not associated with the potential related party transaction. A related party transaction is approved or ratified only if such members of the Board of Directors determine that it is not inconsistent with the best interests of the Company and its stockholders. The Company did not have any such transactions during fiscal year 2011.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company, or any of its subsidiaries, served as a director of or on the Compensation Committee (or equivalent) of another entity except as otherwise disclosed herein.

Charters, Code and Guidelines

The Company’s Code, Corporate Governance Guidelines and the charters of its Audit Committee, Compensation Committee and Nominations/Corporate Governance Committee are available on the Company’s website at www.ethanallen.com/governance. Any waiver of the Code for directors or named executive officers may only be made by the Nominations/Corporate Governance Committee, and any waivers or amendments will be disclosed promptly by a posting on our website. Stockholders may request a copy of any of these documents by writing to: Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, CT 06811, Attn: Office of the Secretary.

Leadership Structure and Board of Directors’ Role in Risk Oversight

The Company’s leadership structure combines the leadership role of the Chairman and CEO coupled with the role of a lead director. The Board of Directors believes that the existence of a lead director supports strong corporate governance principles while deriving the benefit of having the Company’s CEO also serve as Chairman of the Board of Directors. The Board of Directors believes that the Company’s current leadership structure enhances the Chairman/CEO’s ability to provide insight and direction on the Company’s strategic direction to both management and independent directors, and at the same time, with the support and oversight of a lead director, ensures that the appropriate level of independent oversight is applied to all management decisions. The Board of Directors believes that this structure ensures that the independent directors continue to effectively oversee management and provide effective oversight of key issues relating to strategy, risk and integrity without the need to split the roles of Chairman/CEO.

The Board of Directors believes that splitting the roles, especially in light of Mr. Kathwari’s skill and experience, would potentially have the consequence of making our management and governance process less effective through the undesirable duplication of work, and, in the worst case, the blurring of accountability and responsibility without any clear benefits.

The Board of Directors oversees an enterprise-wide approach to risk management, designed to identify risk areas and provide oversight on the Company’s risk management, and support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks but to also understanding what level of risk is appropriate for the company. The involvement of the entire Board of Directors in reviewing the Company’s business strategy and organizational objectives is an integral component of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. In addition to management’s discussion of risk with the full Board of Directors throughout the year, the independent directors also discuss risk.

Meetings and Committees of the Board of Directors

During fiscal year 2011, there were four (4) regularly scheduled meetings of the Board of Directors and the annual meeting of stockholders. Independent directors ordinarily meet in executive session without management present immediately after regularly scheduled Board of Directors meetings. These sessions are chaired by a non-employee director, which Chair is rotated annually. Clinton Clark currently serves as lead director.

All directors are expected to attend all Board of Directors meetings, independent director meetings, stockholder meetings and committee meetings, as appropriate. The Board of Directors realizes that conflicts may arise from time to time but expects that each director will make every effort to keep such conflicts to a minimum. All directors who then held office attended the November 16, 2010 annual meeting of stockholders except John Birkelund and Edward Meyer who resigned from the Board of Directors effective the date of the annual meeting. In fiscal year 2011, except as otherwise set forth hereinafter, there was 92% attendance at all Board of Directors meetings and committee meetings.

The Board of Directors has established three standing committees: the Audit Committee; the Compensation Committee; and the Nominations/Corporate Governance Committee. Committee memberships of each nominee and continuing or current director are set forth below:

Audit Committee:

Clinton A. Clark (Chair)
John J. Dooner, Jr.
Kristin Gamble
Don M. Wilson, III

Nominations/Corporate Governance Committee:

Frank G. Wisner (Chair)
Kristin Gamble
James W. Schmotter

Compensation Committee:

Kristin Gamble (Chair)
Clinton A. Clark
Frank G. Wisner

AUDIT COMMITTEE

The Audit Committee is principally responsible for ensuring the accuracy and effectiveness of the annual audit of the financial statements as conducted by the Company’s internal auditors and independent registered public accounting firm. The duties of the Committee include, but are not limited to: (i) appointing and supervising the Company’s independent registered public accounting firm; (ii) assessing the scope and structure of the Company’s internal audit function; (iii) reviewing the scope of audits to be conducted, as well as the results thereof; (iv) approving audit and non-audit services provided to the Company by the independent registered public accounting firm; and (v) overseeing the Company’s financial reporting activities, including the Company’s system of internal control and the accounting standards and principles applied.

In accordance with SEC regulations, the Audit Committee has approved an Audit Committee Charter, describing the responsibilities of the Audit Committee, (see page ___ for website address). Each member of the Audit Committee is “independent,” as defined in Sections 303A.02 and 303A.07 of the NYSE Listed Company Manual and is an “audit committee financial expert” as defined under Item 407 (d) (5)(ii) of SEC Regulation S-K and as contemplated by Rule 10A-3 of the Exchange Act.

Report of the Audit Committee of the Board of Directors

The Audit Committee, on behalf of the Board of Directors, oversees the Company’s financial reporting process, including the Company’s system of internal control. However, management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed, with management, the audited financial statements contained within the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in those financial statements. In addition, in compliance with the Sarbanes-Oxley Act of 2002 (“SOX”), the Audit Committee reviewed with management and KPMG, the Company’s independent registered public accounting firm, the effectiveness of the Company’s system of internal control over financial reporting as of June 30, 2011.

The Audit Committee reviewed with KPMG, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment(s) as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also reviewed such other matters as are required to be discussed under auditing standards of the Public Company Accounting Oversight Board (United States), including Statement on Auditing Standards No. 114. In addition, the Audit Committee has received from KPMG the written disclosures required by Independence Standards Board Standard No. 1 and has discussed with KPMG the auditors’ independence from management and the Company.

The Audit Committee discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s system of internal control and the overall quality of the Company’s financial reporting practices. The Audit Committee held eight (8) meetings during fiscal year 2011, which included, but were not limited to, the review of the quarterly Form 10-Q filings and annual Form 10-K filing.

In reliance on the reviews and discussions referred to above, the Audit Committee approved the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 for filing with the SEC.

CLINTON A. CLARK, CHAIR JOHN J. DOONER, JR. KRISTIN GAMBLE DON M. WILSON, III

NOMINATIONS/CORPORATE GOVERNANCE COMMITTEE

The duties of the Nominations/Corporate Governance Committee (“Nominations Committee”) include, but are not limited to, the duty to: (i) develop qualification criteria for Board of Directors members and nominate or recommend to the Board of Directors individuals to serve on the Board of Directors; (ii) review, annually, the qualifications of each member of the Board of Directors; (iii) review and monitor the Company’s corporate governance policies and guidelines, including the Company’s trading policy for its directors and executive officers; and (iv) make an annual assessment of the Board of Directors’ performance and report to the Board of Directors. The Nominations Committee follows the procedure concerning nominations or consideration of director candidates recommended by stockholders set forth in the By-laws. The By-laws of the Company permit stockholders, as of the Record Date, to nominate director candidates at the annual meeting, subject to certain notification requirements. (See “Stockholder Proposals and Nomination of Directors” under Other Matters, beginning on page ___ herein, for information on how to submit a proposal or nominate a director.) The Nominations Committee believes that as a result of the provisions in the By-laws, any separate policy relating to stockholder proposals or nominations would be duplicative. Each member of the Nominations Committee is “independent” as defined in Section 303A.02 of the NYSE Listed Company Manual. The Nominations Committee met formally one (1) time and individual committee members conducted interviews/meetings with potential candidates and communicated, when necessary, by telephone or other means during fiscal year 2011.

The Nominations Committee seeks candidates who demonstrate a willingness and ability to prepare for, attend and participate in all Board of Directors and committee meetings and whose experience and skill would complement the then existing mix of directors. The Nominations Committee may consider the diversity of a candidate’s background and experience when evaluating a nominee, as well as the diversity of a candidate’s perspectives, which may result from diversity in age, gender, ethnicity or national origin. While the Nominations Committee may consider diversity in its evaluation process, the Nominations Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Nominations Committee gathers suggestions as to individuals who may be available to meet the Board of Directors’ future needs from a variety of sources, such as past and present directors, stockholders, colleagues and other parties with which a member of the Nominations Committee or the Board of Directors has had business dealings, and undertakes a preliminary review of the individuals suggested. At such times as the Nominations Committee determines that a relatively near term need exists and the Nominations Committee believes that an individual’s qualities and skills would complement the then existing mix of directors, the Nominations Committee or its Chair will contact the individual. The Chair will, after such contact, discuss the individual with the Nominations Committee. Based on the Nominations Committee’s evaluation of potential nominees and the Company’s needs, the Nominations Committee determines whether to nominate the individual for election as a director. While the Nominations Committee has not, in the past, engaged any third party firm or consultant to identify or evaluate nominees, the Nominations Committee, in accordance with its charter, may do so in the future. The Nominations Committee would evaluate nominees for director, recommended by a stockholder, in the same manner it undertakes the Nominations Committee’s evaluation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, owners of over 10% of our Common Stock, and some persons who formerly were directors or executive officers, to file reports of ownership and changes in ownership with the SEC and the NYSE and furnish us with a copy of each report filed. Based solely on our review of copies of the reports by some of those persons and written representations from others that all reports were filed or that no reports were required, we believe that during fiscal year 2011 all Section 16(a) filing requirements were complied with in a timely fashion.

Security Ownership of Common Stock of Certain Owners and Management

The following table sets forth, as of September 20, 2011, except as otherwise noted, information with respect to beneficial ownership of the Common Stock in respect of: (i) each director and Named Executive Officer (as defined herein) of the Company; (ii) all directors and Named Executive Officers of the Company as a group; and (iii) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and/or 13(g) of the Exchange Act, each person or entity that beneficially owned (directly or together with affiliates) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted. Unless otherwise noted below, the address for each listed director and Named Executive Officer is Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, CT 06810.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Common Stock Percentage Ownership(1)
Directors and Executive Officers:
M. Farooq Kathwari(2)	4,400,820	15.30%
Kristin Gamble(3)	37,500	*
Corey Whitely (4)	27,692	*
Clinton A. Clark(5)	27,500	*
Frank G. Wisner(6)	23,100	*
Don M. Wilson, III(7)	11,000	*
Lynda W. Stout (8)	9,585	*
Tracy Paccione(9)	8,630	*
David R. Callen(10)	5,893	*
James W. Schmotter(11)	2,700	*
John J. Dooner, Jr. (12)	1,000	*
Named executive officers and directors as a group(2) - (12)	4,555,420	15.84
Other Principal Stockholders:
FMR LLC(13)	4,306,414	14.98%
Royce & Associates, LLC(14)	3,419,560	11.90%
Invesco Ltd. (15)	2,611,043	9.08%
BlackRock, Inc.(16)	2,177,147	7.57%
WS Management, LLLP(17)	1,982,310	6.90%
*	Indicates beneficial ownership of less than 1% of shares of Common Stock.

(1)
Information presented herein for each director and Named Executive Officer reflects beneficial share ownership and includes stock-based compensation awards and outstanding options granted under the 1992 Stock Option Plan (“Option Plan”) (the “Stock Options”) which, as of September 20, 2011, are currently exercisable or will become exercisable within sixty (60) days by such director or Named Executive Officer, as applicable. The information provided for other principal stockholders is based solely on the most recently filed statements filed with the SEC pursuant to Section 13(d) and/or 13(g). We have not made any individual determination as to beneficial ownership of any such other principal stockholders.

(2)
Includes (a) 2,203,002 shares owned directly by Mr. Kathwari, (b) 440,368 shares owned indirectly by Mr. Kathwari, (c) 74,000 shares of restricted Common Stock, (d) options to purchase 1,550,000 shares of Common Stock, (e) 7,450 shares held indirectly by Mr. Kathwari in the Ethan Allen Retirement Savings Plan, and (f) 126,000 stock units as noted on page __ under Employment Agreement.

(3)	Includes (a) 10,000 shares owned directly by Ms. Gamble, and (b) options to purchase 27,500 shares of Common Stock.

(4)
Includes (a) 1,667 shares owned directly by Mr. Whitely, (b) 3,333 shares of restricted Common Stock, (c) options to purchase 21,250 shares of Common Stock, and (c) 1,442 shares of Common Stock held indirectly by Mr. Whitely in the Ethan Allen Retirement Savings Plan.

(5)	Includes (a) 14,000 shares owned directly by Mr. Clark, and (b) options to purchase 13,500 shares of Common Stock.

(6)	Includes (a) 3,600 shares owned directly by Mr. Wisner, (b) 2,500 shares of restricted Common Stock, and (c) options to purchase 17,000 shares of Common Stock.

(7)	Includes (a) 10,000 shares of Common Stock owned directly by Mr. Wilson, and (b) 1,000 shares of restricted Common Stock.

(8)
Includes (a) 1,667 shares of restricted Common Stock, (b) options to purchase 7,800 shares of Common Stock, and (c) 118 shares of Common Stock held indirectly by Ms. Stout in the Ethan Allen Retirement Savings Plan.

(9)
Includes (a) 1,334 shares of restricted Common Stock, (b) options to purchase 7,200 shares of Common Stock,  and (c) 96 shares of Common Stock held indirectly by Ms. Paccione in the Ethan Allen Retirement Savings Plan.

(10)
Includes (a) 1,500 shares of Common Stock owned directly by Mr. Callen, (b) 1,000 shares of restricted Common Stock, (c) options to purchase 3,275 shares of Common Stock, and (d) 118 shares of Common Stock held indirectly by Mr. Callen in the Ethan Allen Retirement Savings Plan ..

(11)	Includes (a) 700 shares of Common Stock owned directly by Mr. Schmotter, and (b) 2,000 shares of restricted Common Stock.

(12)	Includes 1,000 shares of restricted Common Stock.

(13)
FMR LLC (“FMR”), a parent holding company of certain institutional investment managers registered under the Exchange Act and certain other entities, beneficially owned 4,306,414 shares of Common Stock as per their Schedule 13G filing with the SEC on February 14, 2011. FMR’s filing indicates that it held sole voting power with respect to 250 of such shares and sole investment power with respect to all of such shares. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(14)
Royce & Associates, LLC (“Royce”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, beneficially owned 3,419,560 shares of Common Stock as per their Schedule 13G filing with the SEC on January 12, 2011. The address of Royce is 745 Fifth Avenue, New York, New York 10151.

(15)
Invesco Ltd. (“Invesco”), a U.K. entity and an investment advisor registered under Section 203 of the Investment Advisors Act, and a holding company, beneficially owned 2,611,043 shares of Common Stock per their Schedule 13G filing with the SEC on February 13, 2006. The address of Invesco is 1555 Peachtree Street, NE, Suite 1000, Atlanta, Georgia 30309.

(16)
BlackRock, Inc. (“BlackRock”), a parent holding company of certain institutional investment managers registered under the Exchange Act and certain other entities, beneficially owned 2,177,147 shares of Common Stock as per their Schedule 13G filing with the SEC on February 4, 2011. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(17)
WS Management, LLLP (“WS”), a partnership, beneficially owned 1,982,310 shares of Common Stock per their Schedule 13G filing with the SEC on February 7, 2011. The address of WS is 4306 Pablo Oaks Court, Jacksonville, FL 32224.

COMPENSATION COMMITTEE

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information about the Company’s compensation objectives and policies for its Named Executive Officers and to put into perspective the tabular disclosures and related narratives.

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is focused on attracting, retaining and motivating a qualified management team and aligning their interests with the long-term interests of stockholders. This is accomplished by offering compensation packages which are (i) competitive within the industries in which the Company operates, (ii) fair and equitable among the executives and (iii) which provide incentives for the long-term success and performance of the Company. Compensation is allocated among base salary, annual discretionary cash incentive compensation and long-term equity incentives. Incentive compensation for Named Executive Officers and managerial employees,, other than Mr. Kathwari, is discretionary and designed to (i) reward achievement within areas under the control of the relevant employee, although Company-wide performance is also a significant factor and (ii) to retain management for the long-term success and performance of the Company. The Principal Executive Officer exercises discretion in assessing an executive’s, including Named Executive Officers, other than his own, personal performance and the extent, if any, of incentive compensation. We consider the cost to the Company when we make decisions on and consider total compensation. As the level of responsibility increases, the portion of an executive’s compensation tied to the Company’s and the executive’s personal performance will be proportionately greater. Finally, we endeavor to ensure that the Company’s compensation program is perceived as fundamentally fair to all stakeholders.

The duties of the Compensation Committee include, but are not limited to: (i) reviewing and making determinations with regard to the employment arrangements and compensation for the Principal Executive Officer, President and Principal Financial Officer or Treasurer; and (ii) considering and either accepting, modifying or rejecting the Principal Executive Officer’s recommendations as to incentive compensation for other executives, including Named Executive Officers. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2011. The Compensation Committee, in accordance with its charter, may engage any third party firm or consultant in fulfilling its responsibilities. The Compensation Committee held one (1) meeting during fiscal year 2011.

General Policies Regarding Compensation of Named Executive Officers

The Compensation Committee’s goal is to establish compensation levels and administer executive compensation which serves to: (1) attract and retain high quality managerial and executive talent; (2) reward executives for superior performance; and (3) structure appropriate incentives for executives to produce sustained superior performance in the future. Generally, in assessing the compensation arrangements for Named Executive Officers, other than the Principal Executive Officer, the Compensation Committee solicits recommendations from the Principal Executive Officer relating to annual discretionary cash incentive compensation and long-term equity incentives such as stock option grants or restricted stock awards, which it considers, and either accepts, modifies or rejects.

Overview of Process and Compensation Components

The compensation for our executives, including our President and Principal Executive Officer, is comprised of three primary elements: base salary, cash incentive compensation and long-term equity incentives. We also provide or have provided perquisites, a retirement savings plan and, for select executives, employment and post-employment agreements. The Company does not maintain a stock ownership policy.

During fiscal year 2011, the Company maintained a cash incentive compensation program (“Bonus Program”). Under the Bonus Program (See “Incentive Bonus” under Executive Compensation on page __), the President and Principal Executive Officer made recommendations to the Compensation Committee with respect to select executives  and managerial employees, other than himself. The other executives are not present at the time of deliberations, although the President and Principal Executive Officer is or may be present. The Compensation Committee considers such recommendations and consistent with the overall compensation philosophy, the duties of the Committee, and general policies regarding compensation, may accept or adjust such recommendations. In fiscal year 2011 the Principal Executive Officer presented his recommendations as to incentive compensation, including annual discretionary cash bonus and equity incentives for other Named Executive Officers, taking into account each Named Executive Officers’ total compensation resulting from base salary, discretionary cash and long-term incentives. After considering such recommendations and discussions with the Principal Executive Officer, the Compensation Committee agreed with the Principal Executive Officer’s recommendations for fiscal year 2011. Because no targets are set in advance of a fiscal year, the Compensation Committee considers the Incentive Bonus to be a discretionary bonus. The Principal Executive Officer along with the Compensation Committee, conduct, as needed, an informal review of market data, with the assistance of the Company’s Human Resource Department which periodically performs benchmarking studies.

The Compensation Committee reviews, annually, the performance and compensation of the President and Principal Executive Officer. For a detailed description of the terms of the Employment Agreement that governed Mr. Kathwari’s compensation for 2011, see “Employment Agreement” beginning on Page __.    In consideration of  the severe economic impact of the credit crisis and the Company’s superior industry results during and throughout this period, the Compensation Committee believed that the Employment Agreement did not reward Mr. Kathwari for his superior achievement during this time and provided for additional incentive compensation and long term equity incentives.  For details of the additional compensation granted Mr. Kathwari outside of his Employment Agreement, see “          ” beginning on page __.

The Company entered into an employment agreement with Mr. Kathwari to assure the continued availability of his services to the Company (“Employment Agreement”) dated October, 2007. The Employment Agreement governed Mr. Kathwari’s compensation for fiscal year 2011.

When developing an employment agreement for the President and Principal Executive Officer we engage the services of an independent third party consultant to assist in gathering relevant market information which we analyze and consider in developing the compensation package to be included in the employment agreement. We also receive input from legal counsel, as appropriate.

To assist in developing the terms of the Employment Agreement for Mr. Kathwari, the Compensation Committee engaged Sibson Consulting. Members of the Compensation Committee met and/or had discussions and communications with representatives of the consultant including five (5) teleconferences over several months. Key considerations for the Compensation Committee in developing the compensation package to be included in the Employment Agreement were: (i) identification of a peer group, which included both known competitors of the Company and companies in related industries and/or with companies of similar revenue and employee size; (ii) ensuring that the overall level of compensation was competitive and appropriate with the market; (iii) ensuring that a substantial portion of the total compensation package was tied to long-term incentives; and (iv) creation of parameters that provide for increased compensation based upon performance of the Company. The companies that Sibson Consulting reviewed included, but were not limited to Haverty Furniture Companies, Inc., Herman Miller, Inc., Pier I Imports, Inc., Polo Ralph Lauren and Williams Sonoma. Sibson Consulting analyzed data contained in proxy filings of the peer group. In addition, they analyzed published compensation data for a broader group of retail and similarly sized companies.

The Compensation Committee and Mr. Kathwari agreed to include a substantial incentive component in the Employment Agreement. As a result, a large part of Mr. Kathwari’s potential compensation under the Employment Agreement was in the form of stock options, restricted stock awards, and a bonus based upon the Company’s operating income.

Whether an equity incentive grant will be made to a Named Executive Officer, and if so in what amount, is based upon: (i) the subjective evaluation, by the President and Principal Executive Officer of the Named Executive Officer’s contribution to the Company’s future success; (ii) the level of incentive compensation previously provided by the number and term of the Named Executive Officer’s existing stock option and restricted stock holdings; and (iii) the market price of the Common Stock on the date of grant. Generally it is our practice to allocate to the President and Principal Executive Officer a block of equity incentives (stock options and/or restricted stock) to be granted throughout the fiscal year to recruit executives, and reward and retain management, including the Named Executive Officers other than himself. Equity incentives are granted to directly align the interest of employees, including the Named Executive Officers, to the appreciation on the Common Stock. Options typically vest twenty-five (25%) percent per year beginning one year after the grant date, with full vesting over a four (4) year period. The term of such options is ten (10) years, after which the options expire, unless the employee separates  from the Company earlier, at which point the options expire 90 days after such separation. The exercise price is established using the closing price of our Common Stock on  the date of grant. Restricted stock awards typically vest one-third per year beginning one year after the grant date, with full vesting over a three (3) year period. Any stock not fully vested on the date the employee separates are forfeited.

In determining the size of individual option grants, stock unit awards and restricted stock awards, the Compensation Committee considers the aggregate number of shares available, which is, in turn, a function of: (i) the level of stockholders’ dilution; (ii) the number of shares previously authorized by stockholders and remaining available; and (iii) the number of individuals to whom the Company wishes to grant stock options, stock unit awards and/or restricted stock awards. The Compensation Committee also considers the range of potential compensation levels that may be yielded by the option grants or restricted stock awards. The Compensation Committee reserves the discretion to consider any factors it considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances, then prevailing, in reaching its determination regarding the size and timing of option grants, stock unit awards and restricted stock awards. The timing of option grants is neither date nor event specific. Grants of stock options to the Company’s executives under the Option Plan provide an incentive to executives and managerial staff to achieve the Company’s long-term performance objectives and to retain managerial staff.

2011 Compensation

In light of the continued uncertainty of the economy, consumer confidence and business results, during fiscal year 2011, no salary increases were made for Named Executive Officers.  In fiscal year 2011, no grants or awards of equity incentives were made to Names Executive Officers, executives or employees, other than Mr. Kathwari who was awarded 11,000 shares of restricted stock on July 20, 2010.

At the end of fiscal year 2011, in reviewing total compensation for 2011, the Compensation Committee received the total compensation of the Named Executive Officers throughout the year and determined that the payment of discretionary incentive bonus awards for each Named Executive Officer was appropriate.  The Compensation Committee determined that the grant of a cash award was appropriate and the amount of each award was considered in light of the overall compensation philosophy, policies and objections of the Committee,  the value of total compensation paid or awarded to each Named Executive Officer and the total value of the Named Executive Officer brought to the Company considering the following:

1.	The extent that the Named Executive Officer took initiatives to position the Company well for the future;

2.	The extent that the Named Executive Officer contributed to the reduction and minimization in the overall overhead cost of the Company;

3.	The extent that the Named Executive Officer was successful in maintaining the morale of his or her department(s)/division(s);

4.	The extent that the Named Executive Officer contributed to the Company’s strategic objective to conserve cash; and

5.	The more efficient operation of the Company and sensible maximizing of Company revenues.

Although the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with Named Executive Officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Conclusion

The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans and practices described above, a meaningful portion of the Company’s executive compensation is based on competitive pay practices, as well as corporate and individual performance. The Compensation Committee believes equity compensation, in the form of stock options, restricted stock, and stock units is vital to the long-term success of the Company. The Compensation Committee remains committed to this policy, recognizing that the competitive market for talented executives and the cyclical nature of the Company’s business may result in highly variable compensation for a particular time period.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based upon the review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

KRISTIN GAMBLE, CHAIR CLINTON A. CLARK FRANK G. WISNER

Executive Compensation

Set forth below is a description of the business experience of each Named Executive Officer, other than Mr. Kathwari, whose experience is set forth on page __

David R. Callen, 44, has served as Vice President, Finance and Treasurer since joining the Company in October 2007. Mr. Callen serves as both the Principal Financial Officer and Principal Accounting Officer, responsible for all aspects of treasury, finance and accounting of the Company. From 2003 through 2007, Mr. Callen served as Vice President of Global Finance for Photronics, Inc., an industry leader in reticles and photomasks for semiconductor applications, in Brookfield, Connecticut after being the Corporate Controller of Johnson Outdoors, Inc., a global outdoor recreation products company, in Racine, Wisconsin. Mr. Callen holds a B.A. in Accounting from Michigan State University and is a licensed Certified Public Accountant in the state of Connecticut.

Tracy Paccione, 45, has served as Vice President of Merchandising since June 2009. She is responsible for overseeing the Company’s merchandising, resourcing, and product development. Ms. Paccione began working for Ethan Allen as a Merchandise Manager in 1997. Prior to her current role, she served as Director of Accents Merchandising and then Vice President of Upholstery and Accents Merchandising. Ms. Paccione has more than 20 years experience in the home furnishings industry. Before joining Ethan Allen, she was a Home Furnishings Buyer for Bloomingdales in New York City. She holds a B.A. in Art History from Hamilton College in Clinton, NY.

Lynda W. Stout, 47 has served as Vice President, Retail Division since October 2007. Ms. Stout is responsible for the oversight of the Company’s retail division and its employees. She joined Ethan Allen Retail Inc. in 2002 and has since held positions of increasing responsibility in the Company’s retail division. Ms. Stout has over 24 years experience in the areas of Interior Design, management, and sales. She is a graduate of West Virginia University where she studied Interior Design and Business.

Corey Whitely, 51, has served as Executive Vice President, Operations since October 2007 and Executive Vice President of our subsidiary, Ethan Allen Operations, Inc., since 2005. He is responsible for overseeing the Company’s manufacturing, logistics processes and information systems. Mr. Whitely served as Vice President Operations from 2003 until October 2007. He joined the Company in 1988 in the retail division and has held positions of increasing responsibilities including the areas of information technology, logistics and manufacturing. Mr. Whitely also serves on the Board of Directors of the Connecticut Retail Merchants Association, a statewide group representing retailers in Connecticut, and is a member of the National Retail Federation’s CIO Council which is the industry’s committee of IT leaders.

Summary Compensation Table

The following table sets forth, as to the Principal Executive Officer, Principal Financial Officer and the three next most highly compensated officers (the “Named Executive Officers”), information concerning all compensation paid or accrued for services rendered in all capacities to the Company during the fiscal years indicated.

Name and Principal Position	Year	Salary (6)	Bonus	Stock award (1)		Option awards (1)	All other compensation (3)		Total
M. Farooq Kathwari,	2011	$1,138,511	$600,000	$152,130		—	$77,051	(4)	$1,967,692
Chairman of the Board,	2010	$1,050,050	$150,000	$318,053	(2)	$630,800	$83,337	(4)	$2,232,240
President and Principal	2009	$1,118,847	—	$772,721	(2)	$887,900	$213,767	(4)	$2,993,235
Executive Officer

David R. Callen,	2011	$228,125	$35,000	—		—	$1,000		$264,125
Principal Financial	2010	$213,750	$25,000	$21,675		$11,200	$750		$272,375
Officer	2009	$221,539	—	—		$4,305	$500		$226,344

Corey Whitely,	2011	$298,269	$70,000	—		—	$1,000		$369,269
Executive Vice President,	2010	$285,000	$45,000	$72,250		$44,800	$750		$447,800
Operations	2009	$295,385	—	—		$8,610	$500		$304,495

Lynda W. Stout,	2011	$228,673	$40,000	—		—	$1,000		$269,673
Vice President,	2010	$218,500	$25,000	$36,125		$22,400	$27,747	(5)	$329,772
Retail Division	2009	$226,462	—	—		$7,175	$21,300	(5)	$254,937

Tracy Paccione,	2011	$211,567	$50,000	—		—	—		$261,567
Vice President,	2010	$185,200	$30,000	$28,900		$22,400	$750		$266,500
Merchandising	2009	$188,538	—	—		$5,740	$500		$194,278

(1)
The amounts shown for stock awards and option awards represent the fair values as of each grant date, computed in accordance with Accounting Standards Codification Topic 718. For financial statement reporting purposes, these fair values are charged to expense over the vesting period, which is generally three years for stock grants and four years for option grants. The actual values that employees may realize if any, will not be known until the vesting date and could differ significantly. See footnote 11 to the Company’s Form 10-K for fiscal year ended June 30, 2011 for assumptions in the valuation.

(2)
Stock awards shown for Mr. Kathwari include performance based restricted shares with payouts that were dependent on performance in 2010, and 2009 with grant date fair value of $95,153, and $772,721 respectively. If the highest level of performance was assumed on these awards at grant date, the resulting values would have been $216,535, and $1,489,172 respectively. Due to their performance requirements, the actual values realized can vary widely, including having no value.

(3)
Includes contributions by the Company pursuant to the Ethan Allen Retirement Savings Plan, of $1,000 for each Named Executive Officer, other than Ms. Paccione,  for fiscal year 2011, and $750 for 2010, and $500 for fiscal 2009 for all Named Executive Officers.

(4)
The following is a detailed table outlining the components of Mr. Kathwari’s other compensation for fiscal 2011. Amounts reflected below represent actual amounts charged to the Company’s operations during the fiscal year ended June 30, 2011. In addition, there were other incremental costs incurred by the Company for: (i) a Company car ($77,102); (ii) a club membership ($6,828); and (iii) a Company plane ($75,268) all of which were used solely for business purposes. It is Mr. Kathwari’s practice to reimburse the Company for any incremental costs relating to his personal use of the Company plane and club membership. See also Executive Perquisites/Other Personal Benefits on page __.

Life insurance premiums	$19,455
Retirement contract (change in value)	$4,970
Restricted Stock book account (change in value)	$26,426
Cash dividends on Stock Units	$25,200
Company match under Ethan Allen Retirement Savings Plan	$1,000
Total	$77,051

(5)	Includes reimbursement of moving expenses of $26,997 in fiscal 2010 and $20,800 in fiscal 2009.

(6)
The totals reflect a $100,000 voluntary reduction in Mr. Kathwari’s annual base salary and a voluntary five percent (5%) reduction in the salary of the other Named Executive Officers, in all cases beginning March 1, 2009 through July 31, 2010.

Incentive Bonus

Each Named Executive Officer, along with other executives and key employees, is eligible for consideration for a discretionary annual cash incentive bonus (the “Incentive Bonus”).  Incentive Bonuses are intended: (i) to reward key employees based upon both the Company’s performance and the individual’s performance; (ii) to motivate key employees; and (iii) to provide competitive cash compensation opportunities.

For fiscal year 2011, the Company’s Compensation Committee maintained an incentive bonus program (the “Bonus Program”) for managerial employees of the Company. The Bonus Program had two components: (i) an aggregate of $750,000 in cash to be distributed to managerial employees, other than Mr. Kathwari, in amounts recommended by Mr. Kathwari; and (ii) as to Mr. Kathwari, an amount determined in accordance with his Employment Agreement and such other amount distributed by the Compensation Committee in its discretion. Mr. Kathwari was not eligible for a bonus under the bonus formula in the Employment Agreement.  In light of the Company’s performance for fiscal year 2011 and its cash position, the Compensation Committee believed it was in the best interest of the Company and its stockholders to make Incentive Bonus payments to the Named Executive Officers. The Compensation Committee was in agreement with Mr. Kathwari’s recommendations as to the Named Executive Officers, other than himself. In addition, as a result of the Companies’ superior performance and its cash position, the Compensation Committee believed it was in the best interest of the Company and its shareholders to pay an  Incentive Bonus to Mr. Kathwari. All Incentive Bonus payments were made to reward key executives for their performance during this difficult economic and business climate and to keep the managerial staff motivated to continue to deliver positive results and guide the Company to meet its strategic objectives. Because no targets are set in advance of a fiscal year, the Compensation Committee considers the Incentive Bonus to be a discretionary bonus.

Equity Incentives

Stock Units and Restricted Stock

We award stock units and restricted stock in certain circumstances to provide competitive pay packages. These awards are designed primarily to retain qualified executives since the employee cannot sell shares during the restriction period, which is of variable duration, including up until the date of separation from the Company. These grants are used to align the Named Executive Officers with long-term stockholder value.

The accounting cost of restricted stock and stock unit awards, for which the exercise price is zero, is calculated based on the closing price of a single share of Common Stock on the date of the award for awards with no performance or market conditions. For awards with market conditions, a binomial lattice model was used, with the following assumptions:

	Awards Granted in Fiscal
	2010	2009
Volatility
Ethan Allen	62.2%	34.6%
S & P 500	35.1%	14.4%
Risk-free rate of return	1.6%	2.9%
Dividend Yield	1.9%	2.4%
Expected Average Life	3.0 yrs	3.0 yrs

The Company did not award any  equity incentives in 2011.  The Company has awarded restricted stock pursuant to the Option Plan. See Note 11 to “Notes to Consolidated Financial Statement” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 for additional information. The Company has registered the issuance of the shares. Dividends are not payable on unvested restricted stock; however Mr. Kathwari receives dividend-equivalent payments.

Non-qualified stock options

Stock options granted with exercise prices equal to 100% of the underlying Common Stock market value, based on the closing price of a single share of Common Stock on the date of grant, are currently the Company’s primary long term compensation vehicle for executives and managerial staff. The Compensation Committee believes that stock options align the interests of management with those of the Company’s stockholders, providing appropriate incentive to motivate management, thereby increasing stockholder return.

The Company has issued options to purchase shares of Common Stock pursuant to the Option Plan. See Note 11 to “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 for additional information. The Company has registered the issuance of the shares of Common Stock which are issuable upon exercise of such options.

The accounting cost of stock option grants is determined on the date of grant and recognized over the applicable vesting period. We estimate, as of the date of grant, the fair value of stock options granted using the Black-Scholes option-pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e. expected volatility) and option exercise activity (i.e. expected life). Expected volatility is based on the historical volatility of our Common Stock and other contributing factors. The expected life of options granted, which represents the period of time that the options are expected to be outstanding, is based, primarily, on historical data.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of	All Other Option Awards; Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock #	Options (#)	Awards ($/Sh)	Option Awards
M. Farooq Kathwari	7/20/2010	—	—	—	—	11,000	—	$152,130

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Notes	Number Exercisable	Number Unexerciseable	Option Price	Expiration	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
M. Farooq Kathwari	(1)					20,000	$425,800
	(2)					3,000	$63,870
	(3)					10,000	$212,900
	(4)					11,000	$234,190
		600,000	—	$31.02	8/1/2012	—	—
		400,000	—	$35.53	8/1/2013	—	—
		200,000	—	$37.15	8/2/2014	—	—
		150,000	—	$34.03	10/10/2017	—	—
		90,000	—	$24.62	7/1/2018	—	—
	(5)	25,000	25,000	$15.93	11/11/2018	—	—
		60,000	—	$10.68	7/1/2019	—	—
	(10)	12,500	37,500	$14.86	2/3/2020	—	—
David R. Callen	(6)					1,000	$21,290
	(7)	900	300	$25.71	6/20/2018	—	—
	(8)	750	750	$17.60	11/5/2018	—	—
	(9)	625	1,875	$11.74	11/12/2019	—	—
Corey Whitely	(6)					3,333	$70,960
		4,000	—	$38.79	4/18/2012	—	—
		1,500	—	$29.55	4/14/2013	—	—
		1,500	—	$41.35	3/25/2014	—	—
		2,500	—	$31.15	5/27/2015	—	—
		1,000	—	$36.56	6/27/2016	—	—
		2,000	—	$36.71	6/4/2017	—	—
	(7)	1,500	500	$25.71	6/20/2018	—	—
	(8)	1,500	1,500	$17.60	11/5/2018	—	—
	(9)	2,500	7,500	$11.74	11/12/2019	—	—
Lynda W. Stout	(6)					1,667	$35,290
		400	—	$41.35	3/25/2014	—	—
		700	—	$31.15	5/27/2015	—	—
		500	—	$36.56	6/27/2016	—	—
		700	—	$36.71	6/4/2017	—	—
	(7)	1,125	375	$25.71	6/20/2018	—	—
	(8)	1,250	1,250	$17.60	11/5/2018	—	—
	(9)	1,250	3,750	$11.74	11/12/2019	—	—
Tracy Paccione	(6)					1,334	$28,401
		700	—	$29.55	4/14/2013	—	—
		1,500	—	$31.15	5/27/2015	—	—
		1,000	—	$36.56	6/27/2016	—	—
		1,500	—	$36.71	6/4/2017	—	—
	(7)	750	250	$25.71	6/20/2018	—	—
	(8)	—	1,000	$17.60	11/5/2018	—	—
	(9)	—	3,750	$11.74	11/12/2019	—	—

(1)	The restricted stock contains market conditions, and vests subject to a tiered rate on June 30, 2012 provided performance goals are met.

(2)	The restricted stock vests on June 30, 2012.

(3)	The restricted stock vests in two equal tranches on each February 3 of 2012 and 2013.

(4)	The restricted stock vests in two equal tranches on each July 20 of 2011 and 2012.

(5)	The options vest in two equal tranches on each November 11 of 2011 and 2012.

(6)	The restricted stock vests in two equal tranches on each February 4 of 2012 and 2013.

(7)	The options vest on June 20, 2012.

(8)	The options vest in two equal tranches on each November 5 of 2011 and 2012.

(9)	The options vest in three equal tranches on each November 12 of 2011, 2012 and 2013.

(10)	The options vest in three equal tranches on each February 3 of 2012, 2013 and 2014.

The following table sets forth certain information regarding exercised options or vested stock awards during fiscal year 2011 for Named Executive Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
M. Farooq Kathwari	—	—	8,000	176,420
David R. Callen	—	—	500	11,140
Corey Whitely	—	—	1,666	37,118
Lynda W. Stout	—	—	833	18,559
Tracy Paccione	2,250	19,093	666	14,838

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of June 30, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders(1)	2,199,262	$27.28	925,856
Equity compensation plans not approved by security holders(2)	—	—	—
Total	2,199,362	$27.28	925,856

(1)
Amount includes stock options outstanding under our Option Plan as well as unvested shares of restricted stock and vested Stock Units which have been provided for under the provisions of the Option Plan. See Note 11 to our Consolidated Financial Statements included under Item 8 of the Annual Report on Form 10-K for the year ended June 30, 2011.

(2)	As of June 30, 2011, we do not maintain any equity compensation plans which have not been approved by our shareholders.

Executive Perquisites/Other Personal Benefits

Benefits offered to Named Executive Officers are similar to those offered to all employees. In addition, the Company provides perquisites it believes are reasonable and consistent with the overall executive compensation program. In 2011, with the exception of Mr. Kathwari, the Named Executive Officers did not receive any perquisites. Mr. Kathwari received: (1) access to and use of Company cars (including driver, gas, registration, title, insurance and maintenance); (2) reimbursement of life insurance premiums up to $50,000; (3) a retirement contract; (4) interest on a restricted stock book account established pursuant to his Employment Agreement; and (5) dividend equivalent payments on Stock Units awarded pursuant to a prior employment agreement. Mr. Kathwari’s use of the car, airplane, and club membership are as a convenience to the Company and are for business purposes. (See footnote __ Summary Compensation Table on page__).

The Named Executive Officers are eligible to participate in the same retirement benefit programs we offer to salaried employees at the corporate level. Our current program is a 401(k) plan with company-provided match. In addition, Mr. Kathwari is entitled to benefits under a retirement payment contract. Pursuant to the terms of the retirement payment contract, the Company is required to make monthly retirement payments of $1,250 per month, commencing on the month in which his employment with the Company terminates, and shall be paid until the earlier to occur of a) 120 monthly payments or b) the death of Mr. Kathwari. Such retirement payment is subject to cost of living adjustments. In the event Mr. Kathwari shall die before receiving all retirement payments Mr. Kathwari’s widow shall be entitled to reduced retirement payments equal to one-half of the retirement payment amount until the earlier to occur of a) her death or b) the cumulative payment of 120 monthly payments to Mr. Kathwari and/or his widow.

The Ethan Allen Retirement Savings Plan

The Company established the Ethan Allen Profit Sharing and 401(k) Retirement Plan, now known as the Ethan Allen Retirement Savings Plan, effective July 1, 1994 (the “Retirement Plan”), as a result of the merger of the Company’s and/or its subsidiaries’ profit sharing and 401(k) plans. The Retirement Plan covers all employees who have completed at least three months of service.

The 401(k) portion of the Retirement Plan allows participants to defer up to 100% of their compensation, subject to certain statutory limitations. In fiscal 2011, the Company made matching contributions with a maximum contribution of $1,000 per participant.  Matching contributions were made one-half in cash and one-half in unrestricted shares of Company Common Stock; dollar for dollar on the first $500 of participant’s before tax contribution and $.50 on the next $1,000 of a participant’s before tax contributions up to a maximum of $1,000 for calendar 2010. Participant contributions and employer matching contributions are immediately and fully vested.

Under the Profit Sharing portion of the Retirement Plan, contributions can be made only by the Company and are at the sole discretion of the Company. Contributions are allocated among all Retirement Plan participants in the same ratio as a participant’s covered remuneration bears to that of all Retirement Plan participants. The Company made no profit sharing contributions during fiscal year 2011.

The Retirement Plan is the primary vehicle for providing retirement income to Company employees. The Retirement Plan is administered by Ethan Allen Global, Inc. with J.P. Morgan as Investment Manager and Record Keeper. Investment options currently offered under the Retirement Plan include two collective trusts, ten mutual funds, six strategic allocation funds, employer common stock, and a self-directed brokerage fund. Participants direct the investment of their accounts under the Retirement Plan and may choose from some or all of the investment options designated by the Retirement Committee from time to time.

Employment Agreement

As of October 10, 2007, the Company’s Compensation Committee approved, and the independent members of the Company’s Board of Directors ratified, subject to approval of the incentive components by stockholders (which approval was obtained at the 2007 Annual Meeting of stockholders held on November 13, 2007), the terms of the Employment Agreement between the Company and Mr. Kathwari. Pursuant to the Employment Agreement, the Company agreed to continue to employ Mr. Kathwari and Mr. Kathwari agreed to remain as Chairman, President and Principal Executive Officer of the Company and Ethan Allen Global, Inc., for a period of approximately five years, with two automatic one-year extensions commencing on each of July 1, 2012, and July 1, 2013 (each, an “Anniversary Date”), unless notice was given by either Mr. Kathwari or the Company not later than 9 months prior to an Anniversary Date.

Pursuant to the terms of the Employment Agreement, Mr. Kathwari  received a base salary of $1,127,500 per year, subject to an annual increase. The annual increase is based on the Company’s Operating Income as divided by reported sales (“Operating Margin”).

Annual Percentage Increase to Base Salary	Annual Operating Margin
0%	Less than 10%
2%	≥ 10% but < 11%
4%	≥ 11% but < 13%
5%	≥ 13%

Due to the economic climate and Company sales, on March 1, 2009, Mr. Kathwari voluntarily took a $100,000 per year salary reduction, such that his base salary as in effect from March 1, 2009 through July 31, 2010 was $1,050,050 per year. Beginning August 1, 2010 Mr. Kathwari’s annual salary was reinstated to $1,150,050.  As of July 26, 2011, Mr. Kathwari and the Company agreed that there would be no increase in his annual salary which would remain $1,150,050 per annum.

Pursuant to the Employment Agreement, Mr. Kathwari was entitled to an annual incentive bonus based upon the Company’s Operating Income. Mr. Kathwari’s incentive bonus for a given fiscal year was based upon the amount by which the Company’s Operating Income for the fiscal year exceeds the applicable threshold amount specified below (each a “Threshold”).

Fiscal Year	Threshold
2010	$110 Million
2011	$115 Million
2012	$120 Million
2013	$125 Million
2014	$130 Million

Mr. Kathwari will receive a bonus equal to (i) 1.25% of the first $20 million (or portion thereof) by which the Operating Income exceeds the applicable Threshold, (ii) 2.25% of the second $20 million (or portion thereof) by which the Operating Income exceeds the applicable Threshold, (iii) 2.75% of the third $20 million (or portion thereof) by which the Operating Income exceeds the applicable Threshold, and (iv) 3.25% of any amount greater than $60 million by which the Operating Income exceeds the applicable Threshold. If the Thresholds are not met, no bonus is due under the Employment Agreement. No incentive bonus was awarded to Mr. Kathwari in fiscal year 2011, 2010 or 2009 pursuant to the Employment Agreement.

The Compensation Committee shall make adjustments to the Threshold to reflect certain unusual, non-recurring events, including acquisitions and divestitures. While there was no annual incentive bonus due under the Employment Agreement, in August 2011, the Compensation Committee, as a result of the Company’s performance and its cash position, the Company paid Mr. Kathwari an incentive bonus of $600,000.  In August 2010, the Compensation Committee, in addition to any annual incentive bonus provided for in the Employment Agreement, paid Mr. Kathwari an Incentive Bonus of $150,000.  Mr. Kathwari did not receive any bonus payments in fiscal year 2009.

Pursuant to the Employment Agreement, Mr. Kathwari was granted the following options under the Option Plan: (i) as of October 10, 2007, ten-year stock options to purchase 150,000 shares of Common Stock, at an exercise price of $34.03 per share (the price of a share of Common Stock on the New York Stock Exchange as of the close of business on the date of grant), which vested at a rate of 50,000 on each June 30th, up to and including June 30, 2010; (ii) as of July 1, 2008, ten-year stock options to purchase 90,000 shares of Common Stock, at an exercise price of $24.62 per share (the price of a share of Common Stock on the New York Stock Exchange as of the close of business on July 1, 2008), which vested at a rate of 45,000 each year following the date of grant, up to and including June 30, 2010; and (iii) as of July 1, 2009, ten-year stock options to purchase 60,000 shares of Common Stock, at an exercise price of $10.68 per share (the price of a share of Common Stock on the New York Stock Exchange as of close of business on July 1, 2009), which vested on June 30, 2010. All options are fully vested and were granted pursuant to the Option Plan.

On November 11, 2008, the Compensation Committee, in addition to the options granted pursuant to the Employment Agreement, granted Mr. Kathwari the right to purchase 50,000 shares of Common Stock at an exercise price of $15.93 per share (the price of a share of Common Stock on the date of grant), which vest at a rate of 25% each year following the date of grant, up to and including November 10, 2012. On February 3, 2010, the Compensation Committee, in addition to the options granted pursuant to the Employment Agreement, granted to Mr. Kathwari the right to purchase 50,000 shares of Common Stock at an exercise price of $14.86 per share (the price of a share of Common Stock on the date of grant), which vest at a rate of 25% each year following the date of grant, up to and including February 3, 2014.

Pursuant to the Employment Agreement, Mr. Kathwari was awarded the following restricted stock under the Option Plan: (i) as of the date stockholders approved the incentive components of the Employment Agreement (November 13, 2007), 20,000 shares; (ii) as of July 1, 2008, 20,000 shares; and (iii) as of July 1, 2009, 20,000 shares. The initial grant of 20,000 shares of restricted stock was scheduled to vest on June 30, 2010 upon the attainment of certain performance targets, as set forth below. Thereafter, the July 1, 2008 grant of 20,000 shares of restricted stock was scheduled to vest on June 30, 2011 and the July 1, 2009 grant of 20,000 shares of restricted stock is scheduled to vest on June 30, 2012. All of these restricted stock awards vest in accordance with a tiered vesting schedule based on the Company’s total return to its stockholders as compared to the total return of the Standard & Poor’s 500. Any shares which do not vest will be forfeited. As of June 30, 2010, 8,000 shares of the November 13, 2007 award vested and 12,000 shares were forfeited. As of June 30, 2011, all 20,000 shares of the July 1, 2008 award were forfeited.  As of each dividend record date for the Common Stock occurring on or after the date of any grant of shares of restricted stock, but prior to the date such shares become vested or are forfeited, an account established by the Company for the benefit of Mr. Kathwari shall be credited with dividend-equivalent payments, in cash, equal to the dividends which would otherwise have been paid with respect to such shares. Amounts credited to the account will be credited with interest at the rate of 5% per year until distribution. Mr. Kathwari will be fully vested in all amounts credited to the account, regardless of the subsequent vesting or forfeiture of the shares. The balance credited to Mr. Kathwari’s account will be distributed to him in cash as soon as practicable after the termination of his employment. All shares of restricted stock will become fully vested upon the occurrence of a change in control of the Company or in the event that Mr. Kathwari’s employment is terminated by the Company without “cause” or by Mr. Kathwari “for good reason.”

Pursuant to the Employment Agreement, on November 13, 2007, Mr. Kathwari received an additional 15,000 shares of restricted stock. These shares of restricted stock vest at a rate of 3,000 shares per year over the initial five year term of the Employment Agreement.  As of June 30, 2011, 12,000 shares have vested.

On February 3, 2010, in addition to the restricted stock awarded pursuant to the Employment Agreement, the Compensation Committee awarded Mr. Kathwari 15,000 shares of restricted stock to vest ratably over three years beginning on February 2, 2011, and on July 20, 2010, awarded Mr. Kathwari 11,000 shares of restricted stock to vest ratably over two years beginning on July 20, 2011.  On July 26, 2011, in addition to the restricted stock awarded pursuant to the Employment Agreement, the Compensation Committee, awarded Mr. Kathwari 30,000 shares of restricted stock to vest ratably over three years beginning on July 26, 2012.

Under the Employment Agreement, in the event Mr. Kathwari’s employment with the Company was terminated by reason of death or disability, he (or his estate) would receive his base salary plus his bonus through the end of the year, along with any deferred compensation, unreimbursed expenses, insurance proceeds and other payments in accordance with Company practices. If Mr. Kathwari’s employment was terminated by the Company without “cause” or by Mr. Kathwari “for good reason”, he would receive his base salary through the end of the term of the Employment Agreement and a payment equal to the lesser of $1 million or the bonus payments for two years calculated by reference to the highest bonus previously paid to him, and he would be entitled to settlement of the stock options, which are exercisable within three years after termination. If Mr. Kathwari’s employment was terminated by the Company for “cause” or voluntarily by Mr. Kathwari, he would receive his base salary and bonus prorated through the date of termination, along with any deferred compensation, unreimbursed expenses or any other payment in accordance with Company practices. In connection with each of the foregoing termination payments, Mr. Kathwari would have been reimbursed for certain excise and other taxes he would be required to pay in respect of such payments.

Under a prior employment agreement, the Company established a book account for Mr. Kathwari, which has been credited with 126,000 Stock Units (the “Stock Units”). Following the termination of Mr. Kathwari’s employment, Mr. Kathwari will receive shares of Common Stock equal to the number of Stock Units credited to the account. During the period in which Stock Units are credited to the account, Mr. Kathwari received and will receive dividend-equivalent payments, in cash, equal to the dividends which would otherwise have been paid on the shares of Common Stock represented by the Stock Units.

Change in Control

We maintain a change in control provision with our President and Principal Executive Officer as set forth in the Employment Agreement and our Named Executive Officers as set forth in restricted stock and option agreements to ensure continuity of our leadership in the event of a change in ownership of the Company. Under the Employment Agreement, the Company pays him in accordance with the terms of the Employment Agreement including base salary, the aggregate of his two largest bonuses not to exceed $2 million in the aggregate, deferred compensation, reimbursement of expenses and other compensation or benefits owed in accordance with applicable plans, programs or agreements if there is a change in control and his employment is subsequently terminated.

Potential Payments upon Termination or Change in Control

The amount of compensation which would have been payable to the Named Executive Officer upon termination of employment or a change in control (as defined in our By-laws), assuming a June 30, 2011 triggering event, is listed in the following table.

	For Cause/
	Voluntary	Without Cause/
	Termination/	Good Reason/	Death or
	Retirement	Termination	Disability	Change in Control
M. Farooq Kathwari
Salary continuation (1)	$-	$1,150,050	$-	$1,150,050
Bonus (2)	$600,000	$2,000,000	$600,000	$2,000,000
Life & disability payments (3)	$-	$150,000	$-	$150,000
Stock options (4)	$-	$375,125	$375,125	$375,125
Stock units (5)	$2,682,540	$2,682,540	$2,682,540	$2,682,540
Restricted stock awards (6)	$-	$510,960	$510,960	$510,960
Restricted stock awards with market conditions (7)	$-	$425,800	$425,800	$425,800
Accrued interest & dividends - book account (8)	$267,218	$267,218	$267,218	$267,218
Retirement contract payments (9)	$225,000	$225,000	$225,000	$225,000

David R. Callen
Stock options (10)	-	-	-	$20,674
Restricted stock awards (11)	-	-	-	$21,290

Corey Whitely
Stock options (10)	-	-	-	$77,160
Restricted stock awards (11)	-	-	-	$70,960

Lynda W. Stout
Stock options (10)	-	-	-	$40,425
Restricted stock awards (11)	-	-	-	$35,490

Tracy Paccione
Stock options (10)	-	-	-	$39,503
Restricted stock awards (11)	-	-	-	$28,401

(1)	If terminated other than for cause, Mr. Kathwari is entitled to salary continuation through June 30, 2012. The amount disclosed is the total undiscounted amount of future payments.

(2)
If terminated other than without cause, Mr. Kathwari would receive a prorated bonus entitlement from the beginning of the fiscal year through the termination date. Mr. Kathwari received a bonus payment for fiscal 2011 of $600,000. If terminated without cause, Mr. Kathwari would have received a bonus equal to the lesser of his two (2) largest bonuses or $2.0 million dollars.

(3)	If terminated without cause, the Company would continue to pay life and disability insurance payments through June 30, 2013. The amount disclosed is the total undiscounted amount of future payments.

(4)
Equity awards that were fully vested by their terms as of June 30, 2011 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year-End” table page 24. At June 30, 2011, Mr. Kathwari held unvested options to purchase an aggregate of 62,500 shares of Common Stock, at exercise prices ranging from $14.86 to $15.93. If Mr. Kathwari’s employment had been terminated by the Company without cause, by Mr. Kathwari for good reason (as defined in his Employment Agreement), or for disability on June 30, 2011, the options to purchase the additional shares would have become immediately exercisable. The closing market price at June 30, 2011 was used to value the shares.

(5)
In connection with Mr. Kathwari’s 1997 employment agreement he was awarded 126,000 stock units which will, upon termination for any reason, including death or disability, be converted to common stock. The closing market price at June 30, 2011 was used to value the shares.

(6)	If terminated without cause or due to death or disability, 24,000 unvested restricted shares would vest immediately. The closing market price at June 30, 2011 was used to value the shares.

(7)
At June 30, 2011, Mr. Kathwari held 20,000 restricted shares none of which had vested. If Mr. Kathwari’s employment had terminated for death or disability on June 30, 2011, the restrictions on the 20,000 shares of restricted stock previously granted would have lapsed immediately. If Mr. Kathwari’s employment had been terminated by the Company without cause or by him for good reason on June 30, 2011, the restrictions on the 20,000 shares of restricted stock previously granted would have lapsed immediately. The closing market price at June 30, 2011 was used to value the shares.

(8)
If terminated for any reason, including death or disability, the value of deemed dividends on restricted share awards held in a book account along with accrued interest at 5% per annum would be paid by the Company.

(9)
Mr. Kathwari is also entitled to payments pursuant to a retirement contract, which is described under the section Executive Perquisites/Other Personal Benefits, on page 25. The amount disclosed is the total undiscounted amount of future payments, assuming the maximum cost of living adjustments.

(10)
Amounts reflect the difference between the exercise price of the option and the closing market price of $21.29  as of June 30, 2011, based on immediate vesting due to a change in control in accordance with the Company’s Option Plan. Equity awards that were fully vested as of June 30, 2011 are not included in the numbers shown above.

(11)
Amounts reflect the market value of the shares underlying the awards as of June 30, 2011, based on a market price of $21.29 and do not include any value for that portion of the award with respect to which the participants accrued a vested interest on June 30, 2011, as provided for in the Company’s Option Plan.

Director Compensation

For fiscal year 2011, all independent directors received $35,000 per annum and $3,500 per meeting of the Board of Directors attended in person ($1,000 per meeting attended by telephone) or $1,500 per meeting attended by telephone for Audit Committee members). The Chair of the Compensation and Nominations/Corporate Governance Committees received an additional $8,000 per annum. The Chair of the Audit Committee received an additional $16,000 per annum. Each independent director received $2,000 for each committee meeting of the Board of Directors attended in person ($1,000 per meeting attended by telephone) held on a date on which a meeting of the Board of Directors was not held. In addition, independent directors were eligible in fiscal year 2011 for awards of options, restricted stock, or stock appreciation rights under the Option Plan. Employee directors do not receive additional compensation for serving on the Board of Directors.

	Fees earned or	Option	Restricted
Name	paid in cash	awards (1)	stock (1)	Total
Clinton Clark (2)	$97,500			$97,500
John J. Dooner	$33,327			$33,327
Kristin Gamble (3)	$62,500	$18,030		$80,530
James W. Schmotter (4)	$49,000		$13,830	$62,830
Don M. Wilson III	$41,250			$41,250
Frank G. Wisner (5)	$57,000		$13,830	$70,830

(1)
The amounts shown for stock awards and option awards represent the fair values as of each grant date, computed in accordance with Accounting Standards Codification Topic 718. For financial statement reporting purposes, these fair values are charged to expense over the vesting period, which is generally two years for stock grants and three years for option grants. The actual values realized if any, will not be known until the vesting date and could differ significantly. See footnote 11 to the Company’s Form 10-K for fiscal year ended June 30, 2011 for assumptions in the valuation.

(2)	As of 2011 fiscal year end, Mr. Clark held an aggregate of 13,500 stock options.

(3)	Ms. Gamble was awarded options in respect of 3,000 shares on July 20, 2010 vesting in two equal annual installments. As of 2011 fiscal year end, Ms. Gamble held an aggregate of 29,000 stock options.

(4)	Mr. Schmotter was granted 1,000 restricted shares on July 20, 2010 vesting in two equal annual installments. As of 2011 fiscal year end, Mr. Schmotter held 1,000 stock awards.

(5)
Mr. Wisner was granted 1,000 restricted shares on July 20, 2010 vesting in two equal annual installments. As of 2011 fiscal year end, Mr. Wisner held an aggregate of 17,000 stock options and 1,500 stock awards.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”) limits deductibility of annual compensation in excess of $1 million paid to the Company’s Principal Executive Officer and to each of its next three most highly compensated Named Executive Officers (other than the Principal Financial Officer). However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” In 2007, the Company submitted an amendment to the Option Plan to stockholders, to allow awards thereunder to qualify under the “performance-based compensation” requirements, which was approved by Stockholders. The Company submitted the incentive performance bonus provisions of the Employment Agreement to its stockholders who agreed to have the annual incentive bonuses and the performance-vesting restricted stock granted under the Employment Agreement comply with the “performance-based compensation” requirements under Section 162(m) of the Tax Code.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selects and hires our independent registered public accounting firm and has appointed KPMG as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2012. KPMG was the independent registered public accounting firm for the Company for the fiscal year ended June 30, 2011. Representatives of KPMG will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. We are asking you to ratify the appointment of KPMG as our independent registered public accounting firm. Although ratification is not required by our By-laws, the Board of Directors is submitting the appointment of KPMG to you for ratification as a matter of good corporate practice. If the Audit Committee’s appointment is not ratified, it will reconsider the appointment, if appropriate. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.

AUDIT FEES

The following table represents a summary of professional fees paid to KPMG for services rendered in connection with: (i) the audit for the Company’s annual financial statements for the fiscal years ended June 30, 2011 and 2010; and (ii) other matters.

	2011	2010
Audit fees(1)	$1,127,000	$1,215,000
Audit-related fees(2)	$41,000	$45,000
Tax fees(3)	$250,000	$76,233
All other fees		—
Total fees	$1,418,000	$1,336,233

(1)
In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to KPMG for the audit of the Company’s annual financial statements included in the Form 10-K and review of the Company’s interim financial statements included in the Forms 10-Q; for the attestation of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of SOX; and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)	“Audit-related fees” are fees for services related to the performance of the annual audit of the Retirement Plan.

(3)	Tax fees consist of fees incurred in connection with tax compliance, tax advice and tax planning services.

The Audit Committee has determined that the provision of tax and other services by the independent registered public accounting firm is compatible with maintaining their independence.

Audit and Non-Audit Engagement Pre-Approval Policy

To help assure the independence of the Company’s independent registered public accounting firm, the Audit Committee has established a policy whereby all audit and non-audit engagements proposed to be performed by the independent registered public accounting firm must be approved in advance by the Chair of the Audit Committee or, in his discretion, the entire Audit Committee.

THE AUDIT COMMITTEE RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

PROPOSAL 3

AMENDMENT TO THE RIGHTS AGREEMENT

Background

The Company’s stockholders are being asked to approve Amendment No. 2 (the “Rights Amendment”) dated as of May 31, 2011, to the Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent dated as of June 26, 1996 (as amended December 23, 2004) (the “Rights Agreement”) and attached as Appendix A hereto.  While none of the Company’s Restated Certificate of Incorporation, as amended, Amended and Restated By-laws, as amended, or applicable law require stockholder approval of a rights agreement or similar arrangement, the Board of Directors has determined to submit the Rights Amendment to a vote of the Company’s stockholders as a matter of good corporate governance.

An amendment to the Rights Agreement was unanimously approved by the Board of Directors on May 31, 2011; to extend the term of the existing rights agreement plan, with certain modifications, that was due to expire pursuant to its terms at the close of business on May 31, 2011. The terms of the Rights Amendment have been drafted with the published guidelines of a leading proxy advisory firm for many institutional investors in mind. Accordingly, the Rights Amendment amends the Rights Agreement to (i) have an acquiring person trigger of 20% versus the 15% trigger under the then-existing rights plan and (ii) extend the term of the plan by three years versus the five year term of the then-existing rights plan in addition to other ministerial changes.

The Board of Director’s decisions to adopt the Rights Amendment and to submit it to a vote of the Company’s stockholders were not made in response to any efforts by any party to acquire or gain control of the Company and the Board of Directors is not currently aware of any such efforts. The Rights Agreement is not intended to prevent a non-coercive takeover bid or to keep the current management or directors in office.

The Rights Agreement is designed to, among other things, deter the use of coercive or abusive takeover tactics by one or more parties interested in acquiring the Company or a significant position in the Company’s Common Stock without offering fair value to all stockholders, as well as to generally assist the Board of Directors in representing the interests of all stockholders in connection with any takeover proposals. The Rights Agreement would accomplish these objectives by encouraging a potential acquirer to negotiate with the Board of Directors to have the Rights redeemed or the Rights Agreement amended prior to such acquirer exceeding the ownership thresholds set forth in the Rights Agreement. If the Rights are not redeemed (or the Rights Agreement is not amended to permit the particular acquisition) and such acquirer exceeds the ownership thresholds, the Rights become exercisable at a discounted price resulting in both a dilution of the acquirer’s ownership in the Company and making an acquisition thereof significantly more expensive by significantly increasing the number of shares that would have to be acquired to effect a takeover.

Reasons for the Rights Agreement

The Board of Directors believes that the Rights Agreement is in the best interests of the Company’s stockholders for several reasons.

  •   The Rights Agreement enables the Board of Directors, as elected representatives of the stockholders, to better respond to an unsolicited acquisition proposal. The Rights Agreement does not prevent parties from making an unsolicited offer for or acquisition of the Company at a full and fair price and on fair terms. It does, however give the Board of Directors the ability to defend stockholders against abusive tactics that could be used to gain control of the Company without paying stockholders a fair price for their shares. It is also intended to ensure that all stockholders are treated fairly in an acquisition of the Company.

  •   The Rights Agreement encourages potential acquirers to negotiate in good faith with the Board of Directors. This gives the Board of Directors an ability to negotiate on behalf of the stockholders to achieve a fair price and other terms that are consistent with the intrinsic value of the Company and in the best interests of the Company and its stockholders. In any event the Board of Directors still has responsibilities with respect to potential acquisitions as it does with other corporate matters and the Board of Directors is committed to considering acquisition proposals in a manner consistent with the directors’ fiduciary duties to stockholders.

  •   The Rights Agreement would also enable the Board of Directors to better manage and control an auction of the Company or other sale process to the extent the Board of Directors may decide to consider strategic alternatives or sell the Company. It enhances the Board of Director’s ability to protect a negotiated transaction from uninvolved third parties once the auction or other sale process is completed. It also may be effective in providing the Board of Directors sufficient time to evaluate a proposed transaction and, if necessary, seek alternative courses of action to maximize stockholder value.

  •   The Company is continuing to execute its business plan to achieve profitability and enhance shareholder value through increasing sales and managing expenses. The Board of Directors believes that the Company’s current stock price does not fully reflect the long-term value of the Company implied by the strategic plan. The Rights Agreement would facilitate the continued implementation of the strategic plan and protect the realization by the Company’s stockholders of all of the benefits expected to be received from the strategic plan by deterring the use of takeover tactics by one or more parties interested in acquiring the Company or a significant position in the Company’s Common Stock without offering fair value to all stockholders, as well as to generally assist the Board of Directors in representing the interests of all stockholders in connection with any takeover proposals.

  •   Currently, six of the Company’s seven directors are independent, therefore we do not feel that there is any risk of entrenchment as a motivation for this proposal.

  •   The Rights Agreement has a 20% trigger, a term of three years, no dead-hand or other features that limit the ability of a future Board of Directors to redeem the plan, and other customary terms described below.

  •   Although the Company is subject to Delaware’s business combination statute (which limits the ability of stockholders who exceed 15% ownership from engaging in certain business combinations with the Company for a period of three years), this statute does not prevent the actual accumulation of shares and the attendant implications of having a meaningful block of shares in the hands of an acquirer.

Description of the Rights Agreement

The following is a summary of certain material terms of the Rights Agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the Rights Amendment is set forth as Appendix A hereto and incorporated by reference herein. You are urged to read the entire Rights Agreement, for a more complete understanding of the Rights Agreement.

Distribution of Rights.  On May 31, 1996, the Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock, outstanding as of the Record Date (as hereinafter defined), and authorized the issuance of one Right for each share of Common Stock that becomes outstanding after the Record Date, but before the earliest of the Distribution Date, the Expiration Date or the Redemption Date (each of these terms as defined in the Rights Agreement). The dividend was effective at the close of business on July 10, 1996 (the “Record Date”) to stockholders of record at the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company’s Series C Junior Participating Preferred Stock, without par value (the “Preferred Stock”), at a price of $125.00 per one one-hundredth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment. Initially, the Rights attached to each share of Common Stock then outstanding, and no separate certificates evidencing the rights (the “Rights Certificates”) have been issued.

Exercisability.  The Rights will not separate from the Common Stock, Rights Certificates will not be issued, and the Rights will not be exercisable until the earlier of (i) the close of business on the tenth calendar day after there is an Acquiring Person (as hereinafter defined) or (ii) the close of business on the fifteenth business day after the date of the commencement of, or first public announcement of the intent to commence, a tender or exchange offer which would result in an Acquiring Person (the “Distribution Date”).

Acquiring Person.  An “Acquiring Person” is a person that, together with its affiliates and associates, is the beneficial owner of 20% or more of the outstanding shares of Common Stock. Certain persons, including the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company are excluded from the definition of Acquiring Person. Moreover, a person or group of affiliated or associated persons who acquires the beneficial ownership of 20% or more of the Common Stock then outstanding either (i) by reason of share purchases by the Company reducing the number of shares of Common Stock outstanding or by acquisition of newly issued shares of Common Stock directly from the Company (provided such person or group does not acquire additional shares of Common Stock after such purchases by the Company that result in their beneficial ownership of 20% or more of the Common Stock then outstanding), or (ii) inadvertently, if, prior to the time when the first Right is distributed by the Rights Agent, the Board of Directors determines such 20% beneficial ownership was acquired inadvertently and such person or group promptly divests itself of enough Common Stock so as to no longer have beneficial ownership of 20% or more of the outstanding Common Stock, will not be an Acquiring Person.

Evidence and Transfer of Rights.  Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (i) the Rights will be evidenced by certificates for the Common Stock registered in the names of the holders thereof (or if uncertificated, by the registration of the associated shares of Common Stock on the stock transfer books of the Company), together with a copy of the Summary of Rights (as defined in the Rights Agreement), (ii) the Rights will be transferable only in connection with the transfer of the Common Stock, (iii) the transfer of any shares of Common Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with such shares of Common Stock, and (iv) new Common Stock certificates issued after the Record Date (but prior to the earliest of the Distribution Date, the Redemption Date and the Expiration Date) upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to record holders of the Common Stock as of the close of business on the Distribution Date (other than the Acquiring Person) and such separate Right Certificates alone will evidence the Rights.

Term.  Unless earlier redeemed or exchanged by the Company, in each case as described below, the Rights will expire on the close of business on the earlier of (i) November 30, 2014 and (ii) May 31, 2012, if and only if the Company’s stockholders do not approve the Rights Agreement prior to such date (as applicable, the “Expiration Date”).

Anti-Dilution Adjustment; Fractional Shares.  The Purchase Price of, and the number and kind or class of shares of stock of the Company purchasable upon exercise of, each Right is subject to adjustment from time to time, including to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock or the Common Stock. No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price.

No fractional shares of Preferred Stock (other than fractions that are integral multiples of one one-hundredth of a share of Preferred Stock) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

Series C Junior Participating Preferred Stock.  Each share of Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a dividend payment per share equal to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will receive a preferential liquidation payment equal to the greater of $100 per share (plus any accrued and unpaid dividends) and 100 times the payment made on one share of Common Stock. Each share of Preferred Stock will have 100 votes voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per one share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Stock dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Effect of a “Flip In” Event.  In the event that any person becomes an Acquiring Person, then each holder of a Right, other than Rights beneficially owned by an Acquiring Person and its affiliates and associates (which will thereafter be null and void for all purposes of the Rights Agreement and the holder thereof will thereafter have no rights with respect to such Rights, whether under the Rights Agreement or otherwise), will thereafter have the right to receive upon exercise and payment of the Purchase Price that number of shares of Common Stock equal to the result obtained by dividing the Purchase Price by 50% of the then-current per share market price of the Common Stock. Under some circumstances, the Company may substitute for the shares of Common Stock issuable upon exercise of the Rights and payment of the applicable Purchase Price, cash, a reduction in such Purchase Price, shares of Preferred Stock or other equity securities of the Company, debt securities of the Company, other assets, or any combination thereof having a value that, when added to the value of the shares of Common Stock issued upon exercise of such Rights, will have an aggregate value equal to the value of the shares of Common Stock issuable upon the exercise of such rights (less the amount of any reduction in such Purchase Price).

Redemption of Rights.  At any time prior to the close of business on the earlier of (i) the date there is an Acquiring Person and (ii) the Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”), which may be paid in cash, with shares of Common Stock, or any other form of consideration deemed appropriate by the Board of Directors, or any combination thereof. Immediately upon the action of the Board of Directors to redeem or exchange the Rights, the Company will make announcement thereof, and upon such action, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Exchange Right.  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group that will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock (or, at the Company’s option, shares of Preferred Stock, cash, debt securities of the Company, other assets or any combination of the foregoing having an equivalent value) per Right (subject to adjustment).

No Stockholder Rights Prior to Exercise.  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, liquidation rights, the right to vote or to receive dividends.

Amendments to the Rights Agreement.  For so long as the Rights are redeemable, the Company may, in its sole and absolute discretion, supplement or amend the Rights Agreement in any respect without the approval of any holders of the Rights or Common Stock. Except as otherwise provided in the Rights Agreement, at any time when the Rights are no longer redeemable, the Company may supplement or amend the Rights Agreement without the approval of any holders of the Rights to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to shorten or lengthen any time period, or to change or supplement the provisions of the Rights Agreement in any manner that the Company may deem necessary or desirable; provided that the Rights Agreement may not then be supplemented or amended in any manner that would adversely affect the interests of the holders of the Rights.

Anti-Takeover Effects.  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the redemption of the Rights by the Board of Directors. The Rights should not interfere with any merger or other business combination that is in the best interests of the Company and its stockholders because the Board of Directors may, at its option, at any time prior to the Share Acquisition Date, redeem all, but not less than all, the then outstanding Rights at the Redemption Price.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE RIGHTS AGREEMENT, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, a resolution will be presented at the Annual Meeting of Stockholders which is subject to stockholder vote, to approve, in a non-binding advisory vote, the compensation of our Named Executive Officers.  While this vote is advisory and therefore not binding, it is important and will provide us with information regarding our stockholders’ sentiment about our executive compensation philosophy, policies and practices, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.  Our Compensation Committee as well as the Board of Directors expect to take into account the outcome of the vote when considering future Executive Compensation decisions, to the extent that they can determine the cause or causes of any significant negative voting results.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices, described in this Proxy Statement.

The Compensation Discussion and Analysis beginning on Page ___ of this Proxy Statement describes the Company’s Executive Compensation Program, its philosophy and the decisions made by the Compensation Committee in 2011.  As described in detail under Compensation Discussion and Analysis and the Executive Compensation section, including the accompanying tables and narrative, beginning on Page ___ of this Proxy Statement, our compensation programs are designed to motivate our executives to achieve superior results for the Company.  The Company believes that it is offering compensation packages which are competitive within the industries in which the Company operates, is fair and equitable among the executives, and which provides incentive for long term success and performance of the Company; with compensation allocated among base salary, annual discretionary cash incentive compensation and long term equity incentives.

Accordingly, you may vote on the following resolution at the 2011 annual meeting of stockholders:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables and the narrative discussion.”

The Affirmative vote of the holders of the majority of the votes represented at the 2011 Annual Meeting of Stockholders in person or by proxy is required to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers and the Company’s compensation philosophy, policies and practices as described herein.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” THE PROPOSAL, BY NON-BINDING VOTE, APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND THE COMPANY’S COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED HEREIN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

Note: The Company is providing this advisory vote as a required pursuant to Section14A of the Securities Exchange Act (15 U.S.C. 78n-1).  The stockholder vote will not be binding on the Company or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional fiduciary duties for, the Company or the Board of Directors.  However, our board of directors values the opinions of our stockholders.  Our board of directors and the compensation committee will consider the outcome of the vote when making compensation decisions for our named executive officers as they deem appropriate.

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION

As described in Proposal 5 above, our Stockholders are being provided the opportunity to cast an advisory vote on our Executive Compensation Program.

This Proposal 6 affords Stockholders the opportunity to cast a non-binding, advisory vote on how often the Company should include the advisory vote on our Executive Compensation Program in proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include Executive Compensation information in the Proxy Statement for that meeting).  Under this Proposal, Stockholders may vote to have the vote on our Executive Compensation Program every year, every two years, or every three years.

After careful consideration of this Proposal, the Company believes that an advisory vote on Executive Compensation that occurs every year is the most appropriate alternative for our Company.  An annual advisory vote on Executive Compensation will allow our stockholders to provide us with their direct input on our Executive Compensation Program as disclosed in the Proxy Statement each year.

You may vote on the following resolution at the 2011 Annual Meeting of Stockholders on your preferred voting frequency by choosing the option of one year, two years, or three years, or abstaining from voting.

 “RESOLVED, that the option of every  year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed at the time.”

Generally, the affirmative vote of the holders of a majority of the votes cast is required to approve matters presented to the stockholders. However, because the vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, BY NON-BINDING VOTE, APPROVING THE FREQUENCY OF “ONE YEAR” FOR HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

OTHER MATTERS

Proxy Solicitation Expense

The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mail, solicitation also may be made by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company has engaged Morrow & Co., LLC, located at 470 West Avenue, Stamford, Connecticut 06902, a professional proxy solicitation firm, to provide customary solicitation services for a fee of $5,500 plus expenses. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on at the Annual Meeting. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

Stockholder Proposals and Nomination of Directors

Nominations of persons for election to the Board of Directors along with stockholder proposals may be made at any annual meeting of stockholders by any stockholder of the Company: (i) who is a stockholder of record on the date of the giving of the notice and on the Record Date; and (ii) who complies with the notice procedures.

For the nomination or proposal to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Company.

To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the date of the annual meeting; provided, however, that in the event that less than seventy days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Nomination

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of Common Stock of the Company which are owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder; (ii) the class or series and number of shares of Common Stock of the Company which are owned beneficially or of record by such stockholder; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their name) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings or solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Proposal

To be in proper written form, a stockholder’s notice to the Corporate Secretary must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the 2012 annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of Common Stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class or series and number of shares of Common Stock of the Company which are owned beneficially or of record by the stockholder. In addition the notice must set forth the reasons for conducting such proposed business at the 2012 annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the 2012 annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the 2012 annual meeting of stockholders will not be considered.

The Company currently intends to hold its 2012 annual meeting of stockholders on or about November 13, 2012. In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, to be included in the Company’s proxy statement to be issued in connection with the 2011 annual meeting of stockholders, such proposal must be received by the Company no later than June 8, 2012. Any proposal(s) or nomination(s) to be submitted that do not comply with Rule 14a-8 promulgated under the Exchange Act may be omitted. Any stockholder proposal or nomination for the 2012 annual meeting of stockholders submitted outside the submission date will be deemed untimely for purposes of Rule 14a-4(c)(i). Proxies for that meeting may confer discretionary authority to vote on untimely proposals without express direction from the stockholders giving the proxies.

Availability of Annual Report

We will send you a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 without charge if you send a written request to Office of the Corporate Secretary, Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, Connecticut 06811. You can also obtain copies of our Form 10-K and any other reports we file with the SEC through the SEC’s website at www.sec.gov or on our website at www.ethanallen.com/investors.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on November 15, 2011—the proxy statement along with the annual report is available at http://materials.proxyvote.com/297602

Other Business

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company’s Notice enclosed herewith. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matters will require for its approval the affirmative vote of the majority in interest of the stockholders present in person or by proxy at the Annual Meeting where a quorum is present, or such greater vote as may be required by the Company’s Restated Certificate of Incorporation, the Company’s By-laws or the General Corporation Law of the State of Delaware.

By Order of the Board of Directors,
Pamela A. Banks
Corporate Secretary
Ethan Allen Interiors, Inc.
Ethan Allen Drive
Danbury, Connecticut 06811
October ___, 2011

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is encouraged to vote. A stockholder may revoke his or her proxy at any time prior to voting.

Appendix A

AMENDMENT NO. 2

to

RIGHTS AGREEMENT

Amendment No. 2 (the “Amendment”) dated as of May 31, 2011, between Ethan Allen Interiors Inc. (the “Company”) and Computershare Trust Company, N.A., successor rights agent to Computershare Investor Services, LLC, as Rights Agent (the “Rights Agent”), to the Rights Agreement dated as of June 26, 1996, as previously amended on December 23, 2004 (the “Rights Agreement”) between the Company and the Rights Agent.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the parties desire to amend the Rights Agreement to extend the term of the Rights (as defined in the Rights Agreement) in accordance with the Rights Agreement and amend certain other provisions of the Rights Agreement;

NOW, THEREFORE, for consideration set forth herein and in the Rights Agreement, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent agree as follows:

1.      Definitions.  Except as set forth below, all capitalized terms used in this Amendment shall have their respective meanings set forth in the Rights Agreement.

2.      Amendment to the definition of “Acquiring Person.”  The definition of “Acquiring Person” is hereby amended to replace the text “15%” with the text “20%” in each instance such text appears.

3.      Amendment to the definition of a Person deemed to be a “Beneficial Owner” or deemed to “beneficially own.”  The definition of a Person deemed to be a “Beneficial Owner” or deemed to “beneficially own” any shares of Common Stock is hereby amended to (a) replace the period at the end of clause (iii) with the text “; or” and (b) insert a new clause (iv) immediately following clause (iii) as set forth below:

“(iv)which are the subject of a derivative transaction entered into by such Person, or a derivative security acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, without regard to whether (a) such derivative conveys any voting rights in such securities to such Person, (b) the derivative is required to be, or capable of being, settled through delivery of such securities, or (c) such Person or such Person’s counterpart may have entered into other transactions that hedge the economic effect of such derivative (in determining the number of shares of Common Stock deemed “Beneficially Owned” by virtue hereof, the subject Person shall be deemed to “Beneficially Own” (without duplication) the number of shares of Common Stock that are synthetically owned pursuant to such derivative securities) in respect of which such Person or any of such Person’s Affiliates or Associates has a Synthetic Long Position;  provided, that a Person will not be deemed the “Beneficial Owner” of, or to “Beneficially Own”, any security if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act.”

4.      Insertion of new definition of “Synthetic Long Position.”  The following definition of “Synthetic Long Position is hereby inserted in alphabetic order in Section 1 of the Rights Agreement:

“Synthetic Long Position” shall mean any option, warrant, convertible security, stock appreciation right or other contractual right, whether or not presently exercisable, which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Common Stock or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of the Common Stock, whether or not such right is subject to settlement in whole or in part in shares of Common Stock, and which increases in value as the value of the Common Stock increases or which provides to the holder of such right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Common Stock, but shall not include:

(i) rights of a pledgee under a bona fide pledge of the Common Stock;

(ii) rights of all holders of Common Stock to receive Common Stock pro rata, or obligations to dispose of shares of Common Stock, as a result of a merger, exchange offer, or consolidation involving the Company;

(iii) rights or obligations to surrender Common Stock, or have Common Stock withheld, upon the receipt or exercise of a derivative security or the receipt or vesting of equity securities, in order to satisfy the exercise price or the tax withholding consequences of receipt, exercise or vesting;

(iv) interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority;

(v) interests or rights to participate in employee benefit plans of the Company held by employees or former employees of the Company; or

(vi) options granted to an underwriter in a registered public offering for the purpose of satisfying over-allotments in such offering.

The number of shares of Common Stock in respect of which a Person has a Synthetic Long Position shall be the notional or other number of the shares of Common Stock specified in a filing by such Person or any of such Person’s Affiliates or Associates with the Securities and Exchange Commission pursuant to Regulation 13D-G or Regulation 14D under the Exchange Act in respect of which shares of Common Stock are the “subject security” (as such term is fined in such Regulations) or in the documentation evidencing the Synthetic Long Position as being subject to be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated in whole or in part or, if no such number of shares of Common Stock is specified in such filing or documentation, as determined by the Board of Directors in good faith to be the number of shares of Common Stock to which the Synthetic Long Position relates.”

5.      Amendment to Section 2.  Section 2 of the Rights Agreement is hereby amended to insert the following at the end of the second sentence thereof, “upon ten (10) days prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agents.”

6.      Amendment to Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended to replace the text “15%” with the text “20%” in each instance such text appears.

7.       Amendment to Section 5.  Section 5 of the Rights Agreement is hereby amended by deleting the text “manually” in the second sentence thereof, and by inserting the phrase “either manually or by facsimile signature” after the text “countersigned” in such sentence.

8.      Amendment to Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended to replace the phrase “May 31, 2011 (“Final Expiration Date”)” with the phrase “November 30,  2014, or if shareholder approval is not obtained for this Agreement at the Company’s 2011 annual shareholders’ meeting, May 31, 2012 (“Final Expiration Date”).”

9.      Amendment to Section 18.  Section 18 of the Rights Agreement is hereby amended to insert the text “gross” prior to the text “negligence” in the second sentence thereof.

10.    Amendment to Section 20(c).  Section 20(c) of the Rights Agreement is hereby amended to insert the text “gross” prior to the text “negligence”.

11.    Amendment to Section 21.  Section 21 of the Rights Agreement is hereby amended as follows:

Replace the first sentence with the following new sentence:

“The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon thirty days’ notice in writing mailed to the Company and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Stock by registered or certified mail.”

Insert new sentence after the first sentence as follows:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

12.    Amendment to Section 25.  Section 25 of the Rights Agreement is hereby amended to replace the Rights Agent contact information with the following new information:

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts  02021

Attention: Client Services

13.    Amendment to Rights Agreement.  The Rights Agreement is hereby amended to insert a new Section 34 as follows:

Section 34.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

14.    Amendments to Exhibit B [Form of Right Certificate].  Exhibit B to the Rights Agreement [Form of Right Certificate] is hereby amended as follows:

(a)in the legend appearing above the heading “Right Certificate,” the date “May 31, 2011” is hereby replaced with the date “November 30, 2014, or if shareholder approval is not obtained for this Agreement at the Company’s 2011 annual shareholders’ meeting, May 31, 2012;” and

(b)in the first full paragraph appearing below the heading “Right Certificate,” the date “May 31, 2011” is hereby replaced with the date “November 30, 2014, or if shareholder approval is not obtained for this Agreement at the Company’s 2011 annual shareholders’ meeting, May 31, 2012.”

15.    Amendment to Exhibit C [Summary of Rights to Purchase Series C Participating Preferred Stock].  Exhibit C to the Rights Agreement [Summary of Rights to Purchase Series C Participating Preferred Stock] is hereby amended to replace the date “May 31, 2011” in the third full paragraph thereof with the date “November 30, 2014, or if shareholder approval is not obtained for this Agreement at the Company’s 2011 annual shareholders’ meeting, May 31, 2012”, and to replace the text “15%” with the text “20%” in each instance such text appears.

Termination of Rights Agent.  The Company and the Rights Agent hereby acknowledge the resignation of  Computershare Investor Services, LLC as Rights Agent under the Rights Agreement as of December 31, 2010.

Appointment of Successor Rights Agent.  The Company and the Rights Agent hereby acknowledge the resignation of  Computershare Trust Company, N.A. as successor Rights Agent under the Rights Agreement and the acceptance of Computershare Trust Company, N.A.  of such appointment as of December 31, 2010.

Substitution.  “Computershare Trust Company, N.A.” shall be substituted throughout the Rights Agreement, Exhibits and amendments for “Computershare Investor Services, LLC.”

16.    Continuing Force and Effect.

(a)      Except as expressly provided herein, all of the terms and conditions of the Rights Agreement shall continue in full force and effect.

(b)      From and after the execution and delivery hereof, all references to the Rights Agreement contained in other agreements or instruments (however the Rights Agreement may be defined in such other agreements or instruments) shall hereafter refer to the Rights Agreement as amended pursuant to this Amendment.

17.    Miscellaneous.

(a)      No waiver, amendment or modification hereof shall be valid unless effected in the manner required by the Rights Agreement.

(b)      This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

(c)      This Amendment shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

(d)      This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

(e)      The captions and paragraph headings used in this Amendment have been inserted for convenience of reference only, and shall not affect the construction or interpretation of any provision hereof.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

ETHAN ALLEN INTERIORS INC.

By: /s/ M. Farooq Kathwari
Name:  M. Farooq Kathwari
Title:    Chairman, President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Robert A. Buckley, Jr.
Name:  Robert A. Buckley, Jr.
Title:    Senior Vice President

ETHAN ALLEN INTERIORS INC.
ETHAN ALLEN DRIVE
P.O. BOX 1966
DANBURY, CT 06811-1966
ATTN: Pamela A. Banks

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 M. Farooq Kathwari   02 John J. Dooner, Jr.

The Board of Directors recommends you vote FOR proposals 2., 3. and 4..

	For	Against	Abstain
2. Proposal to ratify KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐
3. Proposal to ratify the Amendment to the Shareholders' Rights Plan.	☐	☐	☐
4. Proposal to approve, by non-binding vote, Executive Compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
5. Proposal to recommend, by non-binding vote, the frequency of Executive Compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000115187_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

ETHAN ALLEN INTERIORS INC.
Annual Meeting of Stockholders
November 15, 2011 at 9:00 am
This proxy is solicited by the Board of Directors

The undersigned stockholder of Ethan Allen Interiors Inc., a Delaware corporation (the "Company") hereby appoints M. Farooq Kathwari and Frank G. Wisner as proxies for the undersigned, and each of them, with full power of substitution in each of them, to attend the annual meeting of stockholders to be held at the Ethan Allen Interiors Inc. International Corporate Headquarters at Ethan Allen Drive, Danbury, CT., 06811 on Tuesday, November 15, 2011, at 9:00 A.M., local time, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR, AND "FOR" THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR "FOR" THE PROPOSAL TO APPROVE THE INCENTIVE PERFORMANCE COMPONENTS OF THE NEW EMPLOYMENT AGREEMENT, "FOR"THE PROPOSAL TO RATIFY THE AMENDMENT TO THE SHAREHOLDERS' RIGHTS PLAN, "FOR THE PROPOSAL TO APPROVE, BY NON-BINDING VOTE, EXECUTIVE COMPENSATION, "ONE YEAR" FOR THE PROPOSAL TO RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF EXECUTIVE COMPENSATION VOTES, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000115187_2 R1.0.0.11699